HOBBS BROOK MANAGEMENT LLC
HOBBS BROOK OFFICE PARK

Waltham, Massachusetts
OFFICE LEASE
INTRALINKS HOLDINGS, INC., a Delaware corporation, as Tenant

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TABLE OF CONTENTS

Page

ARTICLE I	REFERENCE DATA	1
1.1	SUBJECTS REFERRED TO.	1
1.2	EXHIBITS	3
ARTICLE II	PREMISES; TERM; RENT	4
2.1	PREMISES AND EXCLUSIONS	4
2.2	APPURTENANT RIGHTS	11
2.3	RESERVATIONS	12
2.4	TERM	12
2.5	ANNUAL FIXED RENT	16
2.6	ADDITIONAL RENT - OPERATING EXPENSES AND TAXES	17
2.7	ELECTRICITY	21
ARTICLE III	CONSTRUCTION	21
3.1	LANDLORD WORK	22
3.2	ENTRY BY TENANT PRIOR TO TERM COMMENCEMENT DATE	22
ARTICLE IV	LANDLORD’S COVENANTS	22
4.1	LANDLORD’S COVENANTS	22
4.2	INTERRUPTION	24
4.3	INSURANCE	25
4.4	HAZARDOUS SUBSTANCES	25
ARTICLE V	TENANT’S ADDITIONAL COVENANTS	25
5.1	MAINTENANCE AND REPAIR	26
5.2	USE, WASTE AND NUISANCE	26
5.3	COMPLIANCE WITH LAW	27
5.4	RULES AND REGULATIONS	28
5.5	INDEMNIFICATION AND INSURANCE	28
5.6	TENANT’S PROPERTY	29
5.7	ENTRY FOR REPAIRS AND INSPECTIONS	30
5.8	ASSIGNMENT, SUBLETTING	30
5.9	ALTERATIONS	32
5.10	SURRENDER	33
5.11	PERSONAL PROPERTY TAXES	34
5.12	SIGNS	34
ARTICLE VI	CASUALTY AND TAKING	34
6.1	DAMAGE BY FIRE OR CASUALTY	34
6.2	CONDEMNATION - EMINENT DOMAIN	36
6.3	EMINENT DOMAIN AWARD	37
ARTICLE VII	DEFAULT	37
7.1	TERMINATION FOR DEFAULT OR INSOLVENCY	37
7.2	REIMBURSEMENT OF LANDLORD’S EXPENSES	38
7.3	DAMAGES	38
7.4	MITIGATION	39
7.5	CLAIMS IN BANKRUPTCY	39

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TABLE OF CONTENTS
(continued)
Page

7.6	INTEREST ON UNPAID AMOUNTS	39
7.7	LATE FEE	40
7.8	VACANCY DURING LAST TWO MONTHS	40
7.9	EXPENSES AND ATTORNEYS’ FEES	40
7.10	WAIVER OF TRIAL BY JURY	40
ARTICLE VIII	MISCELLANEOUS	40
8.1	HOLDOVER	40
8.2	ESTOPPEL CERTIFICATES	41
8.3	NOTICE	41
8.4	LANDLORD’S RIGHT TO CURE	42
8.5	SUCCESSORS AND ASSIGNS	42
8.6	BROKERAGE	42
8.7	WAIVER	42
8.8	ACCORD AND SATISFACTION	43
8.9	REMEDIES CUMULATIVE	43
8.10	PARTIAL INVALIDITY	43
8.11	WAIVERS OF SUBROGATION	43
8.12	ENTIRE AGREEMENT	44
8.13	NO AGREEMENT UNTIL SIGNED	44
8.14	TENANT’S AUTHORIZED REPRESENTATIVE	44
8.15	NOTICE OF LEASE	44
8.16	TENANT AND LANDLORD AS BUSINESS ENTITIES	44
8.17	RELOCATION	45
8.18	FINANCIAL STATEMENTS	45
8.19	SECURITY DEPOSIT	46
8.20	REDUCTION/TERMINATION OF SECURITY DEPOSIT	48
8.21	MISCELLANEOUS PROVISIONS	48
8.22	CARD ACCESS TO THE PREMISES	49
ARTICLE IX	LIABILITY of LANDLORD AND TENANT AND ASSIGNMENT FOR FINANCING	49
9.1	LIABILITY OF LANDLORD AND TENANT	49
9.2	ASSIGNMENT OF RENTS	50
ARTICLE X	SUBORDINATION AND NON-DISTURBANCE	51

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HOBBS BROOK OFFICE PARK
Waltham, Massachusetts
LEASE dated March 3, 2014
ARTICLE I
REFERENCE DATA
1.1    SUBJECTS REFERRED TO
Each reference in this Lease to any of the following subjects shall be construed to incorporate the data stated for that subject in this Article I.

LANDLORD:	404 Wyman LLC, a Delaware limited liability company
LANDLORD’S ADDRESS:	c/o 225 Wyman Street Waltham, Massachusetts 02451-1209 Attention: Real Estate Manager
TENANT:	Intralinks Holdings, Inc., a Delaware corporation
TENANT’S ORIGINAL ADDRESS:	150 East 42nd Street New York, NY 10017
PREMISES ADDRESS:	Suite 500 404 Wyman Street Waltham, MA 02451
ESTIMATED TERM COMMENCEMENT DATE:	July 15, 2014
TERM COMMENCEMENT DATE:	As defined in Section 2.4.
TERM EXPIRATION DATE:	The last day of the one hundred twenty third (123rd) full calendar month following the Term Commencement Date, subject to extension as set forth in Section 2.4.1
TENANT’S PLAN DELIVERY DATE:	March 17, 2014

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LEASE YEAR:
Each Lease Year shall consist of twelve (12) calendar months beginning with the Term Commencement Date, except that if the Term Commencement Date is not the first day of a calendar month, then Lease Year 1 shall include the partial month at the beginning of the Term in addition to the following twelve (12) calendar months, and the Annual Rent for Lease Year 1 shall be proportionately increased, and that the last Lease Year of the initial Term shall end on the Term Expiration Date set forth above for the initial Term.

ANNUAL FIXED RENT:
Lease Year	Annual Fixed Rent	Monthly Fixed Rent	Rent Per Square Foot of Premises Rentable Floor Area
1 through 5	$1,668,062.50	$139,005.21	$32.50
6 through Term Expiration Date	$1,770,712.50	$147,559.38	$34.50

Notwithstanding anything to the contrary contained in this Lease, provided that no uncured material default under this Lease beyond any applicable notice and cure period exists at the time of the abatement, Tenant shall be entitled to an abatement of monthly installments of Annual Fixed Rent for the three (3) month period beginning on the Term Commencement Date (the "Initial Fixed Rent Waiver Period").

BASE OPERATING EXPENSES PER SQUARE FOOT OF RENTABLE FLOOR AREA:			Annual Operating Expenses per square foot of Rentable Floor Area for the calendar year 2014, adjusted to reflect 95% occupancy.
BASE TAXES PER SQUARE FOOT OF RENTABLE FLOOR AREA:			Landlord’s Taxes per square foot of Rentable Floor Area for the tax fiscal year 2015.
IMPROVEMENT ALLOWANCE:			$ 45.00 per square foot of Rentable Floor Area of the Premises ($ 2,309,625.00).
LAND:			The land upon which the Building is situated including parking areas, garages, drives, walks, landscaped areas and other common areas serving the Building.
BUILDING:			The entire building known and numbered as 404 Wyman Street, Waltham, Massachusetts and all other improvements on the Land.

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RENTABLE FLOOR AREA OF BUILDING:	Conclusively agreed to be 413,315 square feet.
PREMISES:	The space delineated on Exhibit A, located in Suite 500, on the 2nd floor of the North Pod.
RENTABLE FLOOR AREA OF PREMISES:	Conclusively agreed to be 51,325 square feet.
PERMITTED USES:	General Office Uses and all uses incidental thereto provided such incidental uses are in accordance with applicable law.
SECURITY DEPOSIT:
Irrevocable letter of credit as set forth in Section 8.19 in the initial amount of $834,031.25 (six (6) months’ rent based on the Annual Fixed Rent), subject to periodic reductions as further described in Section 8.20.

RESERVED PARKING SPACES:	Four (4) spaces.
COMMERCIAL GENERAL LIABILITY INSURANCE:	$5,000,000.00
BROKER:	CB Richard Ellis and Wyman Street Advisors
TENANT’S AUTHORIZED REPRESENTATIVE	David Nolasco

1.2    EXHIBITS
The following is a list of Exhibits attached to this Lease.

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Exhibit A:	Plan of Premises
Exhibit A-1:	Plan of Swing Space (aka Expansion Area A)
Exhibit A-2:	Plan of Expansion Area B
Exhibit A-3:	Plan of Alternative Expansion Area A Space
Exhibit A-4:	Plan of First Floor Offered Space
Exhibit A-5:	Superior Rights
Exhibit B:	Landlord’s Initial Construction
Exhibit B-1	Layout Plan
Exhibit B-2	Building Standard Materials and Finishes
Exhibit C:	Landlord’s Cleaning Specifications
Exhibit C-1:	Heating and Air Conditioning Specifications
Exhibit D:	Confirmation of Lease Commencement
Exhibit E:	List of Furniture
Exhibit F-1:	Notice of Lease
Exhibit F-2:	Notice of Termination of Lease Term
Exhibit G:	Form of Letter of Credit
Exhibit H:	Rules and Regulations

ARTICLE II
PREMISES; TERM; RENT
2.1    PREMISES AND EXCLUSIONS
Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Premises. The Premises exclude parking areas, common areas and facilities of the Building, including without limitation exterior faces of exterior walls, the common stairways and stairwells, entranceways and any lobby and courtyard areas, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Building (exclusively or in common) and other common areas and facilities. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor.

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This Lease is subject to all easements, restrictions, agreements, exclusives, licenses, options, and encumbrances to the extent in force and applicable, whether or not such matters are of record. Landlord represents that none of such matters shall affect any of Tenant’s rights, remedies, or obligations under this Lease in any material and adverse respect.
2.1.1    SWING SPACE
To accommodate Tenant’s space needs prior to the Term Commencement Date and to facilitate its transition to the Premises under this Lease, Tenant may occupy a portion of Suite 320 on the 2nd floor of the Central Pod of the Building, as shown on Exhibit A-1 and containing approximately 10,200 square feet of Rentable Floor Area (such portion, the “Swing Space”) for the Swing Space Term as set forth in this Section 2.1.1. Tenant’s use and occupancy of the Swing Space during the Swing Space Term shall be governed by that certain Temporary License Agreement dated as of February 1, 2014 between Landlord, as licensor, and Tenant, as licensee (the “License Agreement”). The “Swing Space Term” shall mean the “Term” of the License Agreement, as defined in said License Agreement.
2.1.2    EXPANSION OPTIONS
(a)    Expansion Areas. Tenant shall have two options (each, an "Expansion Option") to expand the Premises in accordance with the provisions of this Section to include (i) the Swing Space (referenced herein as “Expansion Area A”) and (ii) the space on the 4th Floor of the North Pod of the Building known as Suite 425, containing approximately 11,396 square feet of Rentable Floor Area as shown on Exhibit A-2 (referenced herein as “Expansion Area B”) (each herein, an "Expansion Area" and together the “Expansion Areas”). The “Estimated Expansion Date” for Expansion Area A shall be August 1, 2015. The “Estimated Expansion Date” for Expansion Area B shall be the fourth (4th) anniversary of the Term Commencement Date. If Tenant timely exercises an Expansion Option in accordance with this Section 2.1.2, the Expansion Area shall be added to the Premises for the remainder of the Term effective as of the date on which the Expansion Area is delivered to Tenant in accordance with this Section. Annual Fixed Rent for any Expansion Area shall be paid in accordance with the terms and conditions of Section 2.5 at an Annual Fixed Rent Rate equal to the Annual Fixed Rent rates set forth in this Section 2.1.2 below. Except as set forth herein, Tenant's lease of any Expansion Area shall be on all of the terms and conditions in effect for the Premises immediately prior to such expansion.
(b)    Procedure.
(i)    Expansion Area A. Subject to paragraph (c) below, Tenant may exercise its Expansion Option for Expansion Area A by giving Landlord notice (the “Expansion A Notice”) to such effect no later than April 1, 2015. If Tenant validly exercises the Expansion Option for Expansion Area A, then commencing on the Expansion A Commencement Date (as defined below), Tenant shall pay Annual Fixed Rent thereon at the same Annual Fixed Rent rate payable from time to time for the original Premises. If Tenant leases Expansion Area A in accordance herewith, Landlord shall endeavor in good faith to deliver Expansion Area A on or about the Estimated Expansion Date for Expansion Area A. If Tenant validly exercises the Expansion Option for Expansion Area A, then (i) Expansion Area A shall be delivered to Tenant in its then "as is"

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physical condition, without any representation or warranty by Landlord as to Expansion Area A, except to the extent expressly set forth in the Lease with respect to the delivery of the original Premises, (ii) Landlord shall not be obligated to perform any work in Expansion Area A, (iii) the commencement date therefor shall be the date Expansion Area A is so delivered to Tenant (the “Expansion A Commencement Date”), and (iv) Landlord shall furnish Tenant with an improvement allowance per square foot of Expansion Area A in an amount equal to the per square foot Improvement Allowance provided for the original Premises (i.e. up to $45 per square foot of Rentable Floor Area plus, if requested and subject to the conditions set forth in Section 2.6.5, a $10 per square foot of Rentable Floor Area allowance increase) multiplied by a fraction, the numerator of which is the number of months remaining in the Term as of the Expansion A Commencement Date and the denominator of which is the number of months in the original Term, to be disbursed in the manner set forth on Exhibit B. Landlord's failure to deliver, or delay in delivering, all or any part of Expansion Area A on the Estimated Expansion Date for Expansion Area A, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant's obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease; provided that if the delivery of Expansion Area A does not occur within ninety (90) days after the Estimated Expansion Date for Expansion Area A, Tenant may elect, but is not obligated, to withdraw its exercise of its Expansion Option for Expansion Area A by notice given within five (5) Business Days after the expiration of such ninety (90) day period.
(ii)    Expansion Area B. Subject to paragraph (c) below, Tenant may exercise its Expansion Option for Expansion Area B by giving Landlord notice (the “Expansion B Notice”) to such effect no later than the date that is four (4) months prior to the Estimated Expansion Date for Expansion Area B. If Tenant validly exercises the Expansion Option for Expansion Area B, then commencing on the Expansion B Commencement Date (as defined below), Tenant shall pay Annual Fixed Rent at a rate equal to the Fair Market Rent Rate (as defined in Section 2.4.1 below). Landlord shall notify Tenant of its estimate of the Fair Market Rent Rate within ten (10) days after Tenant exercises the Expansion Option for Expansion Area B. Tenant shall have the option to accept or reject by written notice Landlord’s estimate of the Fair Market Rent Rate, or to withdraw its exercise of the Expansion Option, in any case within fourteen (14) days following delivery of Landlord’s estimate of the Fair Market Rent Rate. In the event Tenant rejects Landlord’s estimate then, the Fair Market Rent Rate shall be arbitrated in accordance with the procedure set forth in Section 2.4.1 below. If Tenant leases Expansion Area B in accordance herewith, Landlord shall endeavor in good faith to deliver Expansion Area B on or about the Estimated Expansion Date for Expansion Area B. If Tenant validly executes the Expansion Option for Expansion Area B, then (i) Expansion Area B shall be delivered to Tenant in its then "as is" physical condition, without any representation or warranty by Landlord as to Expansion Area B, except to the extent expressly set forth in the Lease with respect to the delivery or the original Premises, (ii) Landlord shall not be obligated to perform any work in Expansion Area B, (iii) the commencement date therefor shall be the date that Expansion Area B is so delivered to Tenant (the “Expansion B Commencement Date”), and (iv) Landlord shall have an obligation to furnish Tenant with an improvement allowance with respect to Expansion Area B. Landlord's failure to deliver, or delay in delivering, all or any part of Expansion Area B on the Estimated Expansion Date for Expansion Area B, for any reason, shall not give rise to any liability of Landlord, shall not alter Tenant's obligation to accept such space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the

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Lease; provided that if the delivery of Expansion Area B does not occur within ninety (90) days after the Estimated Expansion Date for Expansion Area B, Tenant may elect, but is not obligated, to withdraw its exercise of its Expansion Option for Expansion Area B by notice given within five (5) Business Days after the expiration of such ninety (90) day period.
(c)    Superior Rights. Tenant’s Expansion Option for Expansion Area A shall be subject and subordinate to Landlord’s right to lease all or any portion of Expansion Area A to McKinsey & Company, Inc. for all or part of the Term. Tenant’s Expansion Option for Expansion Area B shall be subject and subordinate to Landlord’s right to lease all or any portion of Expansion Area B to Compuware Corporation for all or part of the Term. Notwithstanding any provision of this Section to the contrary, in the event that Landlord enters into such a lease for either Expansion Area A or Expansion Area B, the applicable Expansion Option shall be null and void and without further force or effect; provided, however, with respect to the Expansion Option for Expansion Area B, Landlord shall use reasonable efforts (at no additional cost to Landlord) to identify and substitute alternative space in the Building between 10,000 and 20,000 square feet of Rentable Floor Area and which Landlord anticipates will be available on or about the Estimated Expansion Date for Expansion Area B. Landlord shall from time to time, upon request of Tenant, advise Tenant of the status of such superior rights. If such superior rights with respect to Expansion Area B have been exercised, then upon request of Tenant, Landlord shall so notify Tenant and such notice shall identify alternative expansion space within the Central Pod, if any, meeting the parameters above and thereafter, such alternative space shall be deemed to be Expansion Area B hereunder. Landlord's failure to identify alternative space meeting the parameters set forth herein, for any reason, shall not give rise to any liability of Landlord, shall not constitute a default of Landlord, and shall not affect the validity of the Lease.
(d)    Self-Operative. If Tenant shall exercise either Expansion Option in accordance with this Section, the provisions of this Section shall be self-operative, but upon request by either party, the parties shall execute an agreement specifying the area and location of the Premises as expanded, the Annual Fixed Rent Rate applicable to the Expansion Area, and the estimated date the Premises are to be expanded under the Expansion Option with a provision for establishing the effective date of such expansion based upon actual delivery of the Expansion Area to Tenant. In addition, both parties will, at the request of either, execute, acknowledge and deliver a Notice of Lease Amendment and a Notice of Termination of Lease Term, each in recordable form, reflecting the addition of the applicable Expansion Area to the Premises. Such notices shall contain only the information required by law for recording. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive the expiration of the Term or earlier termination of the Term) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease on Tenant’s name if Tenant fails to do so within ten (10) days after request therefor.
(e)    General. Notwithstanding any provision of this Section to the contrary, Tenant's Expansion Option shall be void, at Landlord's election, if (i) Tenant is in monetary or material non-monetary default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to exercise the Expansion Option or at the time the Expansion Area would be added to the Premises or (ii) Tenant has Transferred more than twenty-five percent (25%) of the

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Rentable Floor Area of the Premises (not including Permitted Transfers and not including a Permitted Occupancy by any Permitted Occupant). Nothing in this Section shall be construed to grant to Tenant any rights or interest in any space in the Building other than in Expansion Area A and Expansion Area B, and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages. Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.
2.1.3    ALTERNATIVE EXPANSION RIGHT
(a)    Reference is made to certain space outlined as the Alternative Expansion Area A Space on Exhibit A-3 known as Suite 355 and consisting of approximately 31,000 square feet of Rentable Floor Area on the 1st Floor of the North Pod of the Building (the “Alternative Expansion Area A Space”). The parties acknowledge that the Alternative Expansion Area A Space is currently subject to a lease (the “CSC Lease”) to Computer Sciences Corporation (“CSC”) and that CSC has expressed interest in subleasing a portion of the Alternative Expansion Area A Space. Notwithstanding anything to the contrary contained in this Lease or in the CSC Lease, Tenant shall be permitted to discuss with, make offers and/or proposals to, including without limitation, non-binding letters of intent, CSC regarding a sublease by Tenant of all or any portion of the Alternative Expansion Area A Space directly from CSC. If Tenant subleases all or any portion of the Alternative Expansion Area A Space from CSC, then Landlord shall have the right to approve the terms of any such sublease, such approval not to be unreasonably withheld, conditioned, or delayed and, if approved, the parties shall execute and deliver Landlord’s customary form of Consent to Sublease with such changes as may be reasonably requested by Tenant or CSC, reasonably confirming Landlord’s consent. Any failure of Tenant and CSC to agree upon a form of sublease or any failure of CSC to deliver, or delay in delivering, all or any portion of the Alternative Expansion Area A Space so subleased when required under any such sublease, for any reason, shall not give rise to any liability of Landlord, shall not constitute a default of Landlord, and shall not affect the validity of this Lease.
(b)    Notwithstanding any provision of this Section to the contrary, Tenant's rights under this Section shall be void, at Landlord's election, if (i) Tenant is in monetary or material non-monetary default hereunder, after any applicable notice and cure periods have expired, at the time Tenant elects to exercise its rights hereunder or at the time the Alternative Expansion Area A Space would be subleased from Tenant, or (ii) Tenant has Transferred more than twenty-five percent (25%) of the Rentable Floor Area of the Premises (not including Permitted Transfers and not including a Permitted Occupancy by any Permitted Occupant). Nothing in this Section shall be construed to grant to Tenant any rights or interest in any particular space in the Building, and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages. Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.
2.1.4    RIGHT OF FIRST OFFER FOR CONTIGUOUS SPACE
Prior to leasing premises in the North Pod of the Building contiguous to the Premises to any third party, Landlord shall offer to lease such space (the “Contiguous Offered Space”) to Tenant at the ROFO Market Rent Rate (defined below) and except as otherwise specified herein on the same

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terms and conditions as contained in this Lease; provided however, that (i) if there are less than three (3) Lease Years left in the Term at the time Tenant leases the Contiguous Offered Space, then Tenant may exercise its right to lease the Contiguous Offered Space only if Tenant has remaining, and exercises, an Extension Option under Section 2.4.1 for the Premises so that the Contiguous Offered Space shall be leased by Tenant for more than a three (3) year term, (ii) the Contiguous Offered Space shall be leased by Tenant in its then "as is" physical condition, without any representation or warranty by Landlord as to Contiguous Offered Space, except to the extent expressly set forth in the Lease with respect to the delivery of the original Premises, (iii) Landlord shall not be obligated to perform any work in the Contiguous Offered Space, and (iv) the figures for Base Operating Expenses and Base Taxes applicable to the Contiguous Offered Space shall be the actual amounts for the calendar year and fiscal year, respectively, in which the Contiguous Offered Space is to be delivered to Tenant. Any then existing tenant or occupant of the Contiguous Offered Space then occupying from time to time, any affiliate thereof, or any party having a right (including right of first offer) to lease such space as of the date hereof shall not be considered a “third-party” for purposes of this Section 2.1.4, and Landlord shall be free to lease the Contiguous Offered Space to any of the foregoing without offering the same to Tenant. The parties that, as of the date of this Lease, have a right to lease all or any portion of the Contiguous Offered Space are listed on Exhibit A-5 attached hereto.
Any offer by Landlord under this Section 2.1.4 may be accepted by Tenant by written notice given within ten (10) Business Days after delivery of Landlord’s offer (failing which, such offer shall be deemed conclusively waived by Tenant, and Landlord shall have no further obligation to offer the Contiguous Offered Space to Tenant nor shall Tenant have any further right to lease the same under this Section 2.1.4). In the event that Tenant accepts any offer by Landlord under this section, the leasing of such Contiguous Offered Space and the rent therefor shall be documented by an amendment to this Lease. Tenant’s rights under this Section 2.1.4 shall be rendered void, at Landlord’s election, if Tenant is in monetary or material non-monetary default (after any applicable notice and cure periods set forth in this Lease have expired) at the time Landlord offers any space to a third party or at the time Tenant’s lease of any Contiguous Offered Space under this Section 2.1.4, would otherwise commence.
“ROFO Market Rent Rate” shall mean the then prevailing market rate for a five (5) year lease of office space in the Greater Boston, Massachusetts “Metro-West” area, comparable to the Contiguous Offered Space in terms of location within a building, finish, age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the same as those on which Tenant shall have the right to lease the Contiguous Offered Space taking into consideration concessions then being offered by landlords in the marketplace for space of comparable size, quality and location. If Landlord and Tenant have not agreed, in writing, on the ROFO Market Rent Rate for the Contiguous Offered Space within fourteen (14) days after Tenant accepts Landlord’s offer, then at the request of either party ROFO Market Rent Rate for the Contiguous Offered Space shall be determined in accordance with the arbitration procedure set forth in Section 2.4.1 for the determination of Fair Market Rent.
If Tenant exercises its rights under this Section 2.1.4, Landlord shall use reasonable efforts to deliver the Contiguous Offered Space as set forth in Landlord’s offer. Landlord’s failure to

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deliver, or delay in delivering, all or any part of the Contiguous Offered Space by reason of Force Majeure, as such term is defined in Section 4.2, and including continued occupancy of any such Contiguous Offered Space by any occupant thereof shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such Contiguous Offered Space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease; provided that if delivery of the Contiguous Offered Space does not occur within ninety (90) days after the delivery date set forth in Landlord’s Offer, Tenant may elect, but is not obligated, to withdraw its exercise of its rights under this Section 2.1.4 by notice given within five (5) Business Days after the expiration of such ninety (90) day period. If Tenant so notifies Landlord, Tenant’s Right of First Offer under this Section 2.1.4 shall not apply to the next lease of the Contiguous Offered Space in question (but shall apply to subsequent leases thereafter of the Contiguous Offered Space).
This Section 2.1.4 shall not be construed to grant to Tenant any rights or interest in any particular space in the Building and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages and Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.
Tenant’s rights under this Section 2.1.4 are personal to Tenant and shall not apply to any Transferee of Tenant (other than to a Transferee under a Permitted Transfer). If at any time during the Term Tenant has Transferred more than twenty-five (25%) of the Premises (not including Permitted Transfers and not including a Permitted Occupancy by any Permitted Occupant), then Tenant’s rights under this Section 2.1.4 shall be null and void and of no further force or effect.
2.1.5    RIGHT OF FIRST OFFER FOR FIRST FLOOR SPACE.
Prior to leasing certain premises shown on Exhibit A-4 (the “First Floor Offered Space”), to any third party, Landlord shall offer to lease the First Floor Offered Space to Tenant on the same terms and conditions as contained in this Lease on a pro rata basis, provided however, that (i) if there are less than three (3) Lease Years left in the Term at the time Tenant leases the First Floor Offered Space, then Tenant may exercise its right to lease the First Floor Offered Space only if Tenant has remaining, and exercises, an Extension Option under Section 2.4.1 for the Premises so that the First Floor Offered Space shall be leased by Tenant for more than a three (3) year term, co-terminus with the leasing of the Premises hereunder, (ii) the First Floor Offered Space shall be leased by Tenant in its then "as is" physical condition, without any representation or warranty by Landlord as to the First Floor Offered Space, except to the extent expressly set forth in the Lease with respect to the delivery of the original Premises, (iii) Landlord shall not be obligated to perform any work in the First Floor Offered Space, (iv) the commencement date therefor shall be the date the First Floor Offered Space is so delivered to Tenant (the “First Floor Offered Space Commencement Date”), and (v) Landlord shall furnish Tenant with an improvement allowance per square foot of the First Floor Offered Space in an amount equal to the per square foot Improvement Allowance provided for the original Premises (i.e. up to $45 per square foot of Rentable Floor Area plus, if requested and subject to the conditions set forth in Section 2.6.5, a $10 per square foot of Rentable Floor Area allowance increase) multiplied by a fraction, the numerator of which is the number of months remaining in the Term as of the First Floor Offered Space Commencement Date and the denominator of which is the number of months in the original Term, to be disbursed in the

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manner set forth on Exhibit B. Any then existing tenant or occupant of the First Floor Offered Space then occupying from time to time, any affiliate thereof, or any party having a right (including right of first offer) to lease such space as of the date hereof shall not be considered a “third-party” for purposes of this Section 2.1.5, and Landlord shall be free to lease First Floor Offered Space to any of the foregoing without offering the same to Tenant. The parties that, as of the date of this Lease, have a right to lease all or any portion of the First Floor Offered Space are listed on Exhibit A-5 attached hereto.
Any offer by Landlord under this Section 2.1.5 may be accepted by Tenant by written notice given within ten (10) Business Days after delivery of Landlord’s offer (failing which, such offer shall be deemed conclusively waived by Tenant, and Landlord shall have no further obligation to offer the First Floor Offered Space to Tenant nor shall Tenant have any further right to lease the same under this Section 2.1.5). In the event that Tenant accepts any offer by Landlord under this section, the leasing of such First Floor Offered Space shall be documented by an amendment to this Lease. Tenant’s rights under this Section 2.1.5 shall be rendered void, at Landlord’s election, if Tenant is in monetary or material non-monetary default (after any applicable notice and cure periods set forth in this Lease have expired) at the time Landlord offers any space to a third party or at the time Tenant’s lease of any First Floor Offered Space under this Section 2.1.5 would otherwise commence.
If Tenant exercises its rights under this Section 2.1.5, Landlord shall use reasonable efforts to deliver the First Floor Offered Space as set forth in Landlord’s offer. Landlord’s failure to deliver, or delay in delivering, all or any part of the First Floor Offered Space by reason of Force Majeure, as such term is defined in Section 4.2, and including continued occupancy of any such First Floor Offered Space by any occupant thereof shall not give rise to any liability of Landlord, shall not alter Tenant’s obligation to accept such First Floor Offered Space when delivered, shall not constitute a default of Landlord, and shall not affect the validity of the Lease; provided that if delivery of the Offered Space does not occur within ninety (90) days after the delivery date set forth in Landlord’s Offer, Tenant may elect, but is not obligated, to withdraw its exercise of its rights under this Section 2.1.5 by notice given within five (5) Business Days after the expiration of such ninety (90) day period. If Tenant so notifies Landlord, Tenant’s Right of First Offer under this Section 2.1.5 shall not apply to the next lease of the First Floor Offered Space in question (but shall apply to subsequent leases thereafter of the First Floor Offered Space).
This Section 2.1.5 shall not be construed to grant to Tenant any rights or interest in any space in the Building other than in the First Floor Offered Space and any claims by Tenant alleging a failure of Landlord to comply herewith shall be limited to claims for monetary damages and Tenant may not assert any rights in any space nor file any lis pendens or similar notice with respect thereto.
Tenant’s rights under this Section 2.1.5 are personal to Tenant and shall not apply to any Transferee of Tenant (other than to a Transferee under a Permitted Transfer). If at any time during the Term Tenant has Transferred more than twenty-five (25%) of the Premises (not including Permitted Transfers and not including a Permitted Occupancy by any Permitted Occupant), then Tenant’s rights under this Section 2.1.5 shall be null and void and of no further force or effect.
2.2    APPURTENANT RIGHTS

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Tenant shall have, as appurtenant to the Premises, rights to use in common (subject to reasonable rules of general applicability to tenants and other users of the Building from time to time made by Landlord of which Tenant is given written notice, subject to Section 5.4): (a) the common lobbies, corridors, stairways, elevators and loading platform, and the pipes, ducts, conduits, wires and appurtenant meters and equipment serving the Premises in common with others; (b) common driveways and walkways necessary for access to the Building; (c) if the Premises include less than the entire rentable floor area of any floor, the common toilets, corridors and elevator lobby on such floor and serving the Premises; and (d) the parking areas and facilities serving the Building from time to time intended for general use by Tenant, other Building tenants, and visitors (other than the Reserved Parking Spaces, which shall be for Tenant’s exclusive use), subject to reasonable rules from time to time made by Landlord of which Tenant is given notice, subject to Section 5.4. Nothing contained in the Lease shall prohibit or otherwise restrict Landlord from changing, from time to time, without notice to Tenant, the location, layout or type of the forgoing common areas and facilities, provided that any such changes shall not materially affect Tenant’s access to the Premises or otherwise materially affect its ability to use the Premises for the Permitted Uses, and provided further that Landlord shall not substantially reduce the number of parking spaces available for use by Tenant. Throughout the Term, parking shall be available at the Building, in parking lots located on the Land, at a ratio of 3.5 parking spaces per 1,000 rentable square feet of floor area in the Building.
2.3    RESERVATIONS
Landlord reserves the right from time to time, with reasonable prior oral or written notice and without unreasonable and/or materially adverse (except in emergency) interruption of Tenant’s use: (a) to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises or the Building to the extent Landlord is required or permitted to do so pursuant to the terms and provisions of this Lease and (b) to alter or relocate any other common facility, including without limitation any lobby and courtyard areas (including any parking areas), to the extent Landlord is required or permitted to do so pursuant to the terms and provisions of this Lease. Installations, replacements and relocations or the like referred to in clause (a) above shall be located as far as practicable in the central core area of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. Landlord shall provide Tenant with reasonable prior notice of any such installation, replacement or relocation and shall use reasonable efforts to schedule the making thereof so as to minimize, to the extent practicable, the interference with Tenant’s business operations.
2.4    TERM
(a)    The Term shall begin at 12:01 a.m. on the earlier to occur of the following (i) or (ii), which date shall be the “Term Commencement Date,” and shall end at 12:00 midnight on the Term Expiration Date set forth in Section 1.1 or on such earlier date pursuant to the provisions of this Lease.
(i)    The date Tenant enters into possession of all or any portion of the Premises for the conduct of its business. (The event described in the prior sentence shall not be

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deemed to occur by virtue of the installation or testing of computers or other equipment or the installation of other property of Tenant in the Premises.)
(ii)    The Substantial Completion Date, as such term is defined in the attached Exhibit B.
Landlord may elect to send Tenant documentation setting forth the Term Commencement Date and other matters in the form attached as Exhibit D (a “Confirmation of Lease Commencement”), which shall be binding upon Tenant unless Tenant shall have delivered to Landlord a written notice specifying Tenant’s objections within ten (10) days after the date of receiving the draft form of Confirmation of Lease Commencement.
(b)    Subject to delay caused by Force Majeure, as such term is defined in Section 4.2, or caused by action or inaction of Tenant, Landlord shall endeavor, in good faith, using commercially reasonable efforts, to have the Premises ready for Tenant’s occupancy on the Estimated Term Commencement Date. Landlord’s failure to have the Premises so ready for Tenant’s occupancy with Landlord’s Initial Construction Substantially Complete (as defined in Exhibit B) on the Estimated Term Commencement Date, for any reason, shall not give rise to any liability of Landlord hereunder, shall not constitute a Landlord’s default, shall not affect the validity of this Lease, and shall have no effect on the beginning or end of the Term as otherwise determined hereunder or on Tenant’s obligations associated therewith, except as set forth in the following paragraph.
Notwithstanding the foregoing, in the event that for any reason, other than due to any delay or delays caused by Force Majeure or a Tenant’s Delay, the Substantial Completion Date occurs after the date (the “Outside Date”) that is thirty (30) days following the Estimated Term Commencement Date and prior to the date (the “Second Outside Date”) that is one hundred twenty (120) days following the Estimated Term Commencement Date, then Tenant shall be entitled to a credit against Annual Fixed Rent owed by Tenant in an amount equal to the daily Annual Fixed Rent that would be due from the Outside Date until the Substantial Completion Date (or, if applicable, the Second Outside Date), which credit against Annual Fixed Rent shall be applied in full from and after the expiration of the Initial Fixed Rent Waiver Period. In the event that for any reason, other than due to any delay or delays caused by Force Majeure or a Tenant’s Delay, the Substantial Completion Date does not occur on or before the Second Outside Date, then Tenant shall be entitled to a credit against Annual Fixed Rent owed by Tenant in an amount equal to twice the daily Annual Fixed Rent that would be due from the Second Outside Date until the Substantial Completion Date, which credit against Annual Fixed Rent shall be applied in full from and after the expiration of the Initial Fixed Rent Waiver Period.
2.4.1    EXTENSION OPTION. Tenant shall have the option to extend the Term for two (2) additional five-(5)-year extension terms (each an “Extension Term”) by notice (an “Extension Notice”) given to Landlord at least nine (9) months before the then applicable Term Expiration Date. Tenant’s election shall be exercised, and the Annual Fixed Rent for the applicable Extension Term shall be determined, as set forth below. If Tenant fails timely to exercise its option for any Extension Term, Tenant shall have no further extension rights hereunder.

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Tenant’s option so to extend the Term shall be void, at Landlord’s election, if Tenant is in monetary or material non-monetary default (after any applicable notice and cure periods set forth in this Lease have expired) at the time Tenant elects to extend the Term or at the time the Term would expire but for such extension. The extension of the Term shall be applicable to the entire Premises and Tenant shall have no right to extend the Term for only a portion of the Premises except that if Tenant then leases any expansion space, Tenant may elect either to (i) extend the Term for the entire original Premises (i.e. all of Suite 500 consisting of 51,325 square feet of Rentable Floor Area) and not any expansion space, but only if Tenant (or a Permitted Transferee) is then leasing the entire original Premises or (ii) extend the Term for the entire Premises (i.e., including any expansion space), such election to be specified in the applicable Extension Notice. For the avoidance of doubt, if Tenant shall have sublet or assigned the Lease with respect to any portion of the original Premises (other than Permitted Transfers), Tenant shall not have the right to extend the Term of the Lease for less than all of the Premises including any expansion space. Except as set forth herein, during the applicable Extension Term, if any, all provisions of this Lease shall apply except that Tenant shall have no further option to extend the Term after the last of the two (2) aforesaid Extension Terms.
During the applicable Extension Term, Tenant shall pay Annual Fixed Rent for the Premises at the rate equal to ninety-five percent (95%) of the then prevailing market annual fixed rent rate for a five-(5)-year lease of office space in the Greater Boston, Massachusetts “Metro-West” area comparable to the Premises in terms of location within a building, finish, age, building quality and amenities for a tenant of equal size and financial strength as Tenant, under terms and conditions substantially the same as those of this Lease as though then available for single occupancy for the Permitted Uses (or any higher and better use then being made by Tenant) in “as-is” condition or such better condition in which Tenant is required to maintain the Premises taking into consideration concessions then being offered by landlords in the marketplace for space of comparable size, quality and location (the “Fair Market Rent Rate”).
Landlord shall notify Tenant of its estimate of the Fair Market Rent Rate (determined in accordance with the foregoing paragraph) within ten (10) days after Tenant exercises the applicable extension option. Tenant shall have the option to accept or reject by written notice Landlord’s estimate of the Fair Market Rent Rate, or to withdraw its exercise of the extension option, in any case within fourteen (14) days following delivery of Landlord’s estimate of the Fair Market Rent Rate. Failure to respond within such period shall be deemed to constitute acceptance of Landlord’s estimate of the Fair Market Rent Rate. In the event Tenant rejects Landlord’s estimate of the Fair Market Rent Rate then the Fair Market Rent Rate shall be arbitrated in accordance with the following procedure. In the event Landlord fails to notify Tenant of Landlord’s estimate of the Fair Market Rent Rate as provided above, the parties shall determine Fair Market Rent Rate by arbitration as set forth below.
Each of Landlord and Tenant, within twenty (20) days after notice by Tenant disputing Landlord’s estimate of the Fair Market Rent Rate under this Section 2.4.1 or Section 2.1.2(b)(ii) or disputing Landlord’s estimate of the ROFO Market Rent Rate under Section 2.1.4, as applicable, shall (i) submit to the other in a sealed envelope its final estimate of the Fair Market Rent Rate (or ROFO Market Rent Rate, as applicable) (“Estimates”) and (ii) appoint an MAI appraiser with at

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least ten (10) years' experience as an appraiser of office buildings in the Greater Boston area, including first class suburban office buildings, and shall give notice of such appointment to the other party. If either Landlord or Tenant shall fail timely to appoint an appraiser, then the appraiser appointed by the other party shall be the sole appraiser for the purposes hereof. The two appraisers shall, within five (5) Business Days after appointment of the second appraiser, appoint a third appraiser who shall be similarly qualified. If the two appraisers are unable to agree timely on the selection of the third appraiser, then either appraiser on behalf of both may request such appointment from the President of the local chapter of the Appraisal Institute (or its successor organization, or if no successor exists, the most similar organization reasonably selected by Landlord). The appraisers shall be charged to reach a majority written decision in accordance with the standards for the Fair Market Rent Rate as provided in this Section 2.4.1 (or the standards for the ROFO Market Rent Rate as provided in Section 2.4.1, as applicable), within twenty (20) days after the third appraiser is appointed, by selecting either of the final Estimates of the Fair Market Rent Rate (or ROFO Market Rent Rate, as applicable) provided by Landlord and Tenant at the commencement of the hearing. The appraisers shall have no authority or jurisdiction to make any other determination of such amount. The cost of the third appraiser shall be borne equally by the parties (the parties whose Estimate is not selected as Fair Market Rent Rate (or ROFO Market Rent Rate, as applicable) shall bear the costs of the third appraiser) and otherwise the parties shall bear their own costs.
If Landlord should delay in giving the notice which begins the valuation procedures of this Section 2.4.1, or if the process should otherwise be delayed for any reason, then such procedures shall nevertheless remain in effect and be applicable when and as invoked with respect to Annual Fixed Rent Rate payable during the Extension Term or for Expansion Area B or the Contiguous Offered Space, as the case may be; but until such procedures are completed, Tenant shall pay on account of Annual Fixed Rent Rate at the rate established for Annual Fixed Rent for the last twelve (12) months of the Term (and upon Fair Market Rent Rate (or ROFO Market Rent Rate, as applicable) being established, Tenant shall pay the same within ten (10) Business Days after such determination, retroactively to the beginning of the Extension Term or the beginning of the term of the lease of Expansion Area B or the Contiguous Offered Space, as applicable). The parties shall adjust for over payments or under payments within twenty (20) days after the decision of the appraisers is announced.
Promptly after the Annual Fixed Rent is determined for each Extension Term, Landlord and Tenant shall enter into an amendment of this Lease confirming the extension of the Term and the new rate for Annual Fixed Rent.
Tenant’s right to extend the Term under this Section 2.4.1 are personal to Tenant and shall not apply to any Transferee of Tenant (other than to a Transferee under a Permitted Transfer). If at any time during the Term Tenant has Transferred more than twenty-five percent (25%) of the rentable square feet of the Premises (not including Permitted Transfers and not including a Permitted Occupancy by any Permitted Occupant), then Tenant’s rights under this Section 2.4.1 shall be null and void and of no further force or effect.
2.4.2    TENANT’S OPTION TO TERMINATE. Provided that (a) Tenant has not assigned the Lease or sublet any portion of the Premises (other than to a Transferee under a Permitted

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Transfer) and (b) Tenant is not in monetary or material non-monetary default under the Lease (after any applicable notice and cure periods under this Lease have expired), Tenant shall have a one (1) time option to terminate the Lease (the “Termination Option”), effective on the last day of the calendar month which is nine (9) months after the Termination Notice (hereinafter defined) is delivered to Landlord (the date when the Lease is terminated pursuant to this Section being referred to herein as the “Early Termination Date”). The Early Termination Date must occur, if at all, on the last day of the eighty-fourth (84th) full calendar month following the expiration of the Initial Fixed Rent Waiver Period. Tenant shall exercise the Termination Option by (i) delivering to Landlord written notice (the “Termination Notice”) of such election to terminate the Lease and (ii) paying to Landlord the Termination Payment (hereinafter defined) concurrently with the Termination Notice. If Tenant properly delivers the Termination Notice and makes the Termination Payment in a timely manner with the Termination Notice, then the Lease shall be deemed to have expired by lapse of time on the Early Termination Date. Tenant shall return the Premises to Landlord on the Early Termination Date in accordance with the terms of the Lease, including, but not limited to, Section 5.10. If Tenant fails to make the Termination Payment in a timely manner, the Termination Option shall, at Landlord’s option, be void. Unless Landlord otherwise agrees in writing, Tenant may not exercise Termination Option, and no exercise thereof shall be effective, if a monetary or material non-monetary default (after any applicable notice and cure periods under this Lease have expired) shall exist under the Lease as of the date on which the Termination Notice is given or as of the Early Termination Date. Upon Tenant’s delivering the Termination Notice, any and all rights of Tenant to extend the Lease Term shall immediately be void and of no further force or effect. All obligations of either party to the other which accrue under the Lease on or before the Early Termination Date shall survive such termination. As used herein, “Termination Payment” shall mean an amount equal to One Million Four Hundred Thirty Two Thousand Two Hundred Forty Three and 84/100 Dollars ($1,432,243.84). Landlord and Tenant acknowledge that the Termination Payment is not a penalty, but is a reasonable estimate of the damages to be suffered by Landlord as a consequence of Tenant’s exercise of the Termination Option. In the event the Lease is not so terminated on account of the existence of a monetary or material non-monetary default under this Lease (after any applicable notice and cure periods under the Lease have expired) and the Termination Payment has been paid to Landlord and is held by Landlord, then Tenant shall be entitled to the return of such Termination Payment so paid or, at Landlord’s election, to a credit on account of such payment in connection with any determination of damages owed by Tenant to Landlord under Article VII. Tenant hereby acknowledges and agrees that Tenant shall not be entitled to any rebate or return of any portion of the Termination Payment as a consequence of the actual costs incurred by Landlord in re-letting the Premises being less than the Termination Payment.
2.5    ANNUAL FIXED RENT
Tenant covenants and agrees to pay the Annual Fixed Rent in Section 1.1 to Landlord in advance in equal monthly installments commencing on the Term Commencement Date (if not the first day of a month) (but subject to the Initial Fixed Rent Waiver Period) and thereafter on the first day of each calendar month during the Term. All payments shall be due without billing or demand and without deduction, setoff or counterclaim, except as expressly set forth in this Lease. Tenant shall make payment for any portion of a month at the beginning or end of the Term. All payments shall be payable to Landlord at Landlord’s address, as specified in Section 1.1, or to such other

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entities at such other places as Landlord may from time to time designate upon at least ten (10) Business Days’ advance written notice.
Without limiting the foregoing, except as expressly set forth in this Lease, Tenant’s obligation so to pay Rent (as hereinafter defined) shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or any casualty or taking, or any failure by Landlord to perform any covenant contained herein, or any other occurrence; and, except as expressly set forth in this Lease, Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover Rent.
The foregoing notwithstanding, if Landlord fails for any reason within Landlord’s control to provide any service to be supplied by Landlord under the Lease which is necessary for Tenant’s reasonable use of the Premises (such as HVAC, elevator service, electricity, water, or structural repairs), and Tenant is unable to use the Premises on account of such failure, Tenant shall be entitled to a proportional abatement of Annual Fixed Rent and Additional Charges for Operating Expenses and Taxes based on the portion of the Premises which cannot be used by Tenant. This abatement shall begin on the third (3rd) consecutive Business Day from Tenant’s written notice to Landlord of the failure. The abatement shall end when the services are restored sufficiently to permit use of the Premises. If Tenant is unable to occupy all or a substantial portion of the Premises as a result of a failure to provide services for reasons within Landlord’s reasonable control for one hundred eighty (180) consecutive Business Days from Tenant’s written notice to Landlord of such failure then Tenant may terminate this Lease by notice given to Landlord at any time prior to the date when the services are restored sufficiently to permit use of substantially all of the Premises.
2.6    ADDITIONAL RENT - OPERATING EXPENSES AND TAXES
2.6.1    ADDITIONAL RENT - GENERAL COVENANT. Tenant covenants and agrees to pay to Landlord, as “Additional Rent”, (i) an amount equal to the product of (a) the Rentable Floor Area of the Premises and (b) the excess (if any) of Landlord’s Operating Expenses per square foot of Rentable Floor Area of the Building over Base Operating Expenses per Square Foot of Rentable Floor Area of the Building, (ii) an amount equal to the product of (a) the Rentable Floor Area of the Premises and (b) the excess (if any) of Landlord’s Taxes per square foot of Rentable Floor Area of the Building over Base Taxes Per Square Foot of Rentable Floor Area of the Building provided that if less than the Total Rentable Floor Area of the Building is occupied at any time during such period (including the applicable Base Year), Landlord may extrapolate components of Landlord’s Operating Expenses that vary with occupancy as though the Total Rentable Floor Area of the Building had been ninety-five percent (95%) occupied at all times during such period, and (iii) any other charges payable by Tenant to Landlord under this Lease. The term “Rent” as used in this Lease shall mean Annual Fixed Rent and Additional Rent as set forth in this Lease. Appropriate adjustments shall be made for any portion of a year at the beginning or end of the Term.
2.6.2    PAYMENT. Additional Rent for Operating Expenses and Taxes under this Section 2.6 shall be paid for any portion of a month at the beginning of the Term and thereafter in monthly installments on the first day of each calendar month in amounts reasonably estimated by

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Landlord for the then current calendar year, all without deduction, setoff or counterclaim, except as expressly set forth in this Lease. Landlord may from time to time (but not more than once annually) revise such estimates based on available information relating to Landlord’s Operating Expenses and Taxes or otherwise affecting the calculation hereunder. Landlord will provide Tenant with an accounting statement of Landlord’s Operating Expenses and Taxes and other data necessary to calculate Additional Rent hereunder for such calendar year prepared in accordance with generally accepted accounting principles. Landlord shall use reasonable efforts to provide such statement within ninety (90) days after the end of each calendar year. Any such statement shall be binding upon Tenant unless disputed in accordance with Section 2.6.6. Upon issuance thereof, there shall be an adjustment between Landlord and Tenant for the calendar year covered by such accounting to the end that Landlord shall have received the exact amount of Additional Rent due hereunder. In no event shall Additional Rent for Operating Expenses and Taxes be less than zero. Any overpayments by Tenant hereunder shall be credited in full against the next payments of Additional Rent due under this Section 2.6, provided there are no outstanding amounts due Landlord under this Lease at such time. Any underpayments by Tenant shall be due and payable within thirty (30) days after delivery of Landlord’s statement. With respect to the calendar year in which the Term ends, the adjustment shall be pro rated for the portion of the year included in the Term, but shall take place nevertheless at the times provided in the preceding sentences. If Landlord fails to include any particular item of Operating Expenses or Taxes (or electricity charges under Section 2.7 or overtime HVAC charges under Section 4.1.1(c)) paid or to be paid or incurred by Landlord during any given calendar year during the Term in any statement of Operating Expenses and/or Taxes or other applicable invoice or statement (or in any subsequent corrected or supplemented statement of Operating Expenses and/or Taxes) furnished to Tenant with respect to such calendar year, which failure continues for more than two (2) years after the delivery of Landlord’s annual year-end statement for such calendar year, then from and after the expiration of such two-year period, Landlord shall forfeit the right to include any such items in a corrected or supplemented statement of Operating Expenses and/or Taxes or other applicable invoice or statement to Tenant, and Tenant shall not be responsible for the payment of Additional Rent on account of such particular item of Operating Expenses, Taxes, electricity or overtime HVAC charges. Notwithstanding the foregoing, nothing herein shall be construed to prevent Landlord from including on any statement delivered to Tenant for any given calendar year a new item of Operating Expenses and/or Taxes not previously incurred by Landlord as an Operating Expense or Tax, as applicable, prior to such calendar year, and Tenant shall be required to pay Additional Rent on account of such item in the manner otherwise set forth in this Section 2.6.
2.6.3    “LANDLORD’S OPERATING EXPENSES” - DEFINITION. “Landlord’s Operating Expenses” means all customary costs of Landlord in owning, servicing, operating, managing, maintaining, and repairing the Building, Land, and all improvements thereon and providing services to tenants including, without limitation, the costs of the following: (i) supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons engaged in the operation, maintenance, security, cleaning and repair of the Building and Land, including Social Security, old age and unemployment taxes and so-called “fringe benefits”; (ii) building services furnished to tenants of the Building at Landlord’s expense (including the types of services provided to Tenant pursuant to Section 4.1 hereof) and maintenance and repair of and services provided to or on behalf of the Building

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performed by Landlord’s employees or by other persons under contract with Landlord; (iii) utilities consumed and expenses incurred in the operation, maintenance and repair of the Building including, without limitation, oil, gas, electricity (other than electricity and/or HVAC to tenants in their premises if Tenant is directly responsible for payment under this Lease on account of electricity consumed by Tenant), water, sewer and snow removal; (iv) casualty, liability and other insurance required to be maintained by Landlord under Section 4.3, and unreimbursed costs incurred by Landlord which are subject to an insurance deductible; (v) costs of operating any cafeteria, other food service facility, or physical fitness facility for use of tenants generally to the extent such costs exceed the net rent paid by providers of such services, if any, or if Landlord or an affiliate is the provider of such services, then to the extent such costs exceed the income from such services; (vi) management fees not to exceed four percent (4%) of the gross rental income; and (vii) any such costs of Landlord incurred with respect to the Hobbs Brook Office Park that are reasonably allocated to the Building. If Landlord, in its sole discretion, installs a new or replacement capital item for the purpose of reducing or conserving the use of energy in the Building, complying with any building code or other law, regulation, or legal requirement, complying with requirements of any insurer, to meet applicable LEED or other energy efficiency standards, the cost of such item amortized over a reasonable period with interest at the “Prime Rate” (as published in the Wall Street Journal or comparable financial publication reasonably selected by Landlord) plus Two Percent (2%) shall be included in Landlord’s Operating Expenses. Landlord’s Operating Expenses shall not include (i) any costs or expenses incurred by Landlord in the construction and development of the Building and/or Land including construction for tenants for which Landlord is entitled to reimbursement; (ii) payments of principal interest or other charges on mortgages, ground leases or other financing encumbrances; (iii) costs for categories of services provided to other tenants but not to Tenant; (iv) salaries of executives or principals of Landlord (except as the same may be reflected in the management fee for the Building or attributable to actual Building operations); (v) costs incurred in connection with the making of repairs or replacements which are the obligation of another tenant or occupant of the Building; (vi) advertising, marketing, promotional, public relations or brokerage fees, commissions or expenditures; (vii) interest or penalties for any failed payments by Landlord under any contract or agreement; (viii) costs (including, within limitation, professional and attorneys’ fees and disbursements) in excess of reasonable insurance deductible amounts incurred in connection with any judgment, settlement or arbitration award resulting from any wrongful acts or omissions, negligence, malfeasance, gross negligence or willful misconduct of Landlord or its agents; (ix) costs of electricity or utilities furnished directly to any premises of other tenants of the Building where such utility is separately metered to such premises or such tenant pays a separate charge therefor; (x) costs incurred in connection with Landlord’s preparation, negotiation, dispute resolution and/or enforcement of leases, including court costs and attorneys’ fees and disbursements in connection with any summary proceeding to dispossess any other tenant, or incurred in connection with disputes with prospective tenants, leasing agents, purchasers or mortgagees; (xi) costs of repairs, restoration or replacements occasioned by fire or other casualty in excess of reasonable insurance deductible amounts, or caused by the exercise of the right of eminent domain; legal and other professional fees relating to matters which are excluded from Operating Expenses for the Building; (xii) the cost to make improvements, alterations and additions to the Building which are required in order to render the same in compliance with laws, rules, orders, regulations and/or directives as in effect and generally enforced as of the date of this Lease; (xiii) depreciation; (xiv) other than the management fee specified above in clause (vi), amounts paid to subsidiaries or affiliates of Landlord for services

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rendered to the Building to the extent such amounts exceed the competitive costs for delivery of such services were they not provided by such related parties; (xv) expenditures for new or replacement capital items other than those which are permitted above; (xvi) the cost of environmental monitoring, compliance, testing and remediation performed in, on, about and around the Building or the Land except in the ordinary course of building operations; (xvii) reserves; (xviii) expenses incurred by Landlord to the extent the same are fully reimbursed by other tenants or third parties; (xix) expenses in connection with services or other benefits to other tenants which are not offered to Tenant (not including services and benefits for common areas and facilities); (xx) Landlord’s Taxes; (xxi) the cost of acquiring sculptures, paintings, or other objects of fine art in the Building; (xxii) bad debt loss, rent loss, or reserves for bad debt loss or rent loss; (xxiii) unfunded contributions to operating expense reserves by other tenants; (xxiv) contributions to charitable or political organizations; and (xxv) expenses related solely and exclusively to the operation of retail space in the Building.
2.6.4    “LANDLORD’S TAXES” - DEFINITION. “Landlord’s Taxes” means all taxes, assessments and similar charges assessed or imposed on the Land for the then current fiscal year by any governmental authority attributable to the Building and any associated parking structure (including personal property associated therewith). The amount of any special taxes, special assessments and agreed or governmentally imposed “in lieu of tax” or similar charges shall be included in Landlord’s Taxes for any year but shall be limited to the amount of the installment (plus any interest, other than penalty interest, payable thereon) of such special tax, special assessment or such charge required to be paid during or with respect to the year in question calculated as if Landlord has elected to pay such special taxes or assessments over the longest period allowable by law (whether or not Landlord so elects). Landlord’s Taxes include expenses, including fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Landlord’s Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings. Landlord’s Taxes exclude (i) income taxes of general application and all estate, succession, inheritance, franchise, excise, and transfer taxes and (ii) any fees, penalties, or interest payable on account of the late payment of any real estate taxes (except to the extent such late payment is the result of late payment of Annual Fixed Rent or Additional Rent by Tenant; provided however, if at any time during the Term there shall be assessed on Landlord, in addition to or lieu of the whole or any part of the ad valorem tax on real or personal property, a capital levy or other tax on the gross rents or other measures of building operations, or a governmental income, franchise, excise or similar tax, assessment, levy, charge or fee measured by or based, in whole or in part, upon building valuation, gross rents or other measures of building operations or benefits of governmental services furnished to the Building, then any and all of such taxes, assessments, levies, charges and fees, to the extent so measured or based, shall be included within the term Landlord’s Taxes, but only to the extent that the same would be payable if the Building and Land were the only property of Landlord.
2.6.5    TI ALLOWANCE INCREASE. If Tenant requests a TI Allowance Increase (as defined in Exhibit B), then Tenant shall pay to Landlord Additional Rent pursuant to the terms of this Section 2.6.5. Commencing on the Term Commencement Date, Tenant shall pay Additional Rent to Landlord in equal monthly installments to amortize the full amount of the TI Allowance

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Increase on a straight-line basis over the initial Term of the Lease, with an interest rate equal to six percent (6%) per annum. This provision shall be self-operative, but in confirmation hereof Tenant shall execute an amendment to this Lease setting forth the Additional Rent to be paid on account of the TI Allowance Increase.
2.6.6    AUDIT RIGHTS.
At the request of Tenant at any time within one hundred twenty (120) days after Landlord delivers (i) Landlord’s statement of Landlord’s Operating Expenses and Taxes or (ii) any Landlord statement of Additional Rent due from Tenant (including electricity charges under Section 2.7 or overtime HVAC charges under Section 4.1.1(c)) to Tenant, Tenant (at Tenant’s expense) shall have the right to examine Landlord’s books and records applicable to Landlord’s Operating Expenses and Taxes or other applicable Additional Rent charge. Such right to examine the records shall be exercisable: (a) upon reasonable advance notice to Landlord and at reasonable times during Landlord’s business hours; (b) only during the 120-day period following Tenant’s receipt of Landlord’s statement of the actual amount of Landlord’s Operating Expenses and Taxes for the applicable calendar year; and (c) not more than once each calendar year. Notwithstanding anything herein to the contrary, Tenant shall have no right to examine Landlord’s books and records and audit Landlord’s Operating Expenses and Taxes if Tenant shall have withheld or otherwise failed to pay any Additional Rent when due. Landlord’s statement of Operating Expenses and Taxes shall be binding upon Tenant except as to items specifically disputed in writing by notice from Tenant to Landlord given within two (2) months after Landlord makes such books and records available to Tenant pursuant to this Section 2.6.6. Tenant shall pay all costs of the audit unless Tenant is found to have overpaid Additional Rent for Operating Expenses and Taxes by more than 5% for the year in question in which event Landlord shall reimburse Tenant the actual and reasonable cost of such audit, not to exceed $3,000. In any event any audit of Landlord’s Operating Expenses and Taxes shall be conducted by an independent certified public accountant employed or retained by Tenant or an auditing firm reasonably approved by Landlord for such purpose (each, an “examiner”). In no event shall Tenant propose, nor shall Landlord ever be required to approve, any examiner of Tenant who is being paid on a contingent fee basis or is representing other tenants in the Building.
As a condition precedent to performing any such examination of Landlord’s books and records, Tenant and its examiners shall be required to execute and deliver to Landlord an agreement in form reasonably acceptable to Landlord and Tenant agreeing to keep confidential any information that they discover about Landlord or the Building in connection with such examination. Without limiting the foregoing, such examiners shall also be required to agree that they will not represent any other tenant in the Building in connection with examinations of Landlord’s books and records for the Building unless said tenant(s) have retained said examiners prior to the date of the first examination of Landlord’s books and records conducted by Tenant pursuant to this Section 2.6.6 and have been continuously represented by such examiners since that time. Notwithstanding any prior approval of any examiners by Landlord, Landlord shall have the right to rescind such approval at any time if in Landlord’s reasonable judgment the examiners have breached any confidentiality undertaking to Landlord or any other landlord or cannot provide acceptable assurances and procedures to maintain confidentiality.

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2.7    ELECTRICITY
Landlord shall furnish to Tenant throughout the Term electricity for the operation of lighting fixtures, and 120 volt current for the operation of normal office fixtures and equipment, but excluding any high energy consumption equipment. Tenant covenants and agrees to pay as Additional Rent the cost of such electricity, which shall be separately metered and billed to Tenant monthly.
Tenant covenants and agrees that Landlord shall in no event be liable or responsible to Tenant for any loss, damage or expense which Tenant may sustain or incur if either the quality or character of electrical service is changed or is no longer suitable for Tenant’s requirements. Tenant covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or the risers or wiring or installation of the Building.

ARTICLE III
CONSTRUCTION
3.1    LANDLORD WORK
3.1.1    GENERAL. Except for Landlord’s obligation to deliver the Premises Substantially Complete, as more particularly set forth in Exhibit B, Tenant shall be deemed to have accepted the Premises on the Term Commencement Date in their broom-clean, “as-is” physical condition without representation or warranty by Landlord except as expressly set forth in this Lease, and Landlord shall not be required to perform any work in connection with Tenant’s occupancy of the Premises other than the completion of Landlord’s Initial Construction in accordance with Exhibit B. Landlord shall deliver the Premises for Tenant’s occupancy on the Substantial Completion Date in compliance with applicable laws and with building systems serving the Premises in good working order and free and clear of rights of other tenants and occupants, debris and personal property.
3.1.2    LANDLORD’S INITIAL CONSTRUCTION. Landlord, at Landlord’s cost, subject to the Improvement Allowance set forth in Exhibit B, shall perform the construction of the initial improvements to the Premises for Tenant’s occupancy in accordance with the provisions of Exhibit B using Building standard materials and finishes set forth on Exhibit B-2 (the “Building Standard Materials and Finishes”). Landlord’s Initial Construction shall be performed in strict accordance with Tenant’s Plans approved in accordance with Exhibit B. Any additional improvement to the Premises not shown on Tenant’s Plans that are requested by Tenant and approved by Landlord shall be constructed at Tenant’s sole cost and expense, subject to all terms and provisions of this Lease.
3.2    ENTRY BY TENANT PRIOR TO TERM COMMENCEMENT DATE
With Landlord’s prior written consent, not to be unreasonably withheld, conditioned or delayed, Tenant or any agent, employee or independent contractor of Tenant shall have the right to enter the Premises up to thirty (30) days prior to the Term Commencement Date to perform such

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work or decoration as is to be performed by, or under the direction or control of, Tenant. Such right of entry shall be deemed a license from Landlord to Tenant, and entry thereunder shall be at the sole risk of Tenant and subject to all the terms of this Lease, including but not limited to Section 5.5, except for the obligation to pay Annual Fixed Rent or Additional Rent for Landlord’s Operating Expenses or Landlord’s Taxes.

ARTICLE IV
LANDLORD’S COVENANTS
4.1    LANDLORD’S COVENANTS
4.1.1    BUILDING SERVICES. Landlord shall furnish services, utilities, facilities and supplies set forth in this Section 4.1.1 and in Exhibit C. Exhibit C is intended to add detail to the provisions of the main body of the Lease, and in case of conflict, the provisions of the main body of the Lease shall control. Tenant may obtain additional services, utilities, facilities and supplies from time to time upon reasonable advance request or Landlord may furnish the same without request if Landlord determines that Tenant’s use or occupancy of the Premises necessitates the same (for example where the condition of the Premises necessitates additional cleaning services), and, in either case, the cost of the same at reasonable rates from time to time established by Landlord shall constitute Additional Rent, payable within thirty (30) days after demand. For all purposes in this Lease, the phrase “Hours of Operation” shall mean Mondays through Fridays excepting legal holidays in the state in which the Building is located from 8:00 a.m. to 6:00 p.m. and on Saturdays from 9:00 a.m. to 1:00 p.m. Access to the Premises is available on a twenty-four (24) hour per day, seven (7) days per week basis, subject to the provisions of this Lease.
(c)    WATER CHARGES. Landlord shall furnish hot and cold water for ordinary office cleaning, toilet, lavatory and drinking purposes. If Tenant requires, uses or consumes water for any other purpose, Landlord may assess Tenant reasonable charges for additional water.
(d)    CLEANING. Landlord shall cause the common areas and the office areas of the Premises to be kept reasonably clean provided the same are maintained and kept in good order by Tenant. Cleaning standards shall be in accordance with Exhibit C.
(e)    HEAT AND AIR-CONDITIONING. Landlord shall, through the heating and air-conditioning systems serving the Building and/or the Premises, furnish to and distribute in the Premises heat during the Hours of Operation of the normal heating season and air conditioning during the Hours of Operation of the normal cooling season when air conditioning may reasonably be required for the comfortable occupancy of the Premises by Tenant consistent with the specifications set forth in Exhibit C-1 hereto. Landlord shall not be required to furnish heat and air-conditioning in the Premises in excess of the capacity of the equipment installed in the Building. If Tenant requests Landlord to provide heat or air conditioning beyond the Hours of Operation, Tenant shall pay Landlord therefor at rates reasonably established by Landlord from time to time (which as of the date hereof is $55.00 per hour per air handler), to reflect Landlord’s actual cost. If Tenant requires additional air-conditioning for business machines, meeting rooms or other

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purposes, or because of occupancy or unusual electrical loads, any additional air-conditioning units, chillers, condensers, compressors, ducts, piping and other equipment and facilities will be installed and maintained by Landlord at Tenant’s sole cost, but only to the extent that the same are compatible with the Building and its mechanical systems.
4.1.2    REPAIRS. Except as otherwise provided in this Lease, and except for repairs to items referred to below necessitated by Tenant’s act or neglect (which shall be Tenant’s repair obligation under Section 5.1), Landlord shall make such repairs to the roofs, exterior walls, exterior windows of the Premises (except if such damage or repair is necessitated by the Tenant’s negligence or willful misconduct), floor slabs, core walls, and common areas and facilities in the Building as may be necessary to keep them in good condition.
4.1.3    QUIET ENJOYMENT. Landlord covenants that Tenant, on paying the Rent and performing the tenant obligations in this Lease, shall peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof and provisions of law. This covenant is in lieu of any other so-called quiet enjoyment covenant, either express or implied.
4.1.4    FURNITURE. Tenant shall be permitted to use the furniture listed on Exhibit E attached hereto (the “Furniture”) in connection with Tenant's use of the Swing Space during the Swing Space Term. At the expiration of the Swing Space Term, the Furniture shall remain in the Swing Space and shall continue to be the property of Landlord and shall be returned to Landlord in the same condition as of the date of such delivery, reasonable wear and tear excepted. Tenant acknowledges and agrees that (i) Landlord shall have no obligation or liability with respect to any such furniture, (ii) the presence or absence of such furniture will not cause any delay in the Term Commencement Date, (iii) Landlord makes no representations or warranties as to the condition or suitability of such furniture for Tenant’s use, and (iv) Tenant shall be solely responsible for such furniture (including, without limitation, for insurance, safety and maintenance).
4.2    INTERRUPTION
Except as expressly set forth in this Lease, Landlord shall not be liable to Tenant for any compensation or reduction of Rent by reason of inconvenience or annoyance or for loss of business arising from Landlord or its agents entering the Premises for any of the purposes authorized in this Lease or from repairs by Landlord of any portion of the Building. In case Landlord is prevented or delayed from diligent construction of improvements, making any repairs, alterations or improvements, or furnishing any services or performing any other covenant or duty to be performed on Landlord’s part, by reason of strike or other labor trouble, fire or other casualty, or inability to obtain supplies, or labor despite reasonable efforts, or unusually adverse weather conditions, or unforeseen subsurface conditions, or acts of God, war, terrorism or other public emergency, or delays due to government regulation or delays in obtaining insurance proceeds, or any other cause whether similar or dissimilar beyond Landlord’s reasonable control collectively and individually (“Force Majeure”), Landlord shall not be liable to Tenant therefor, nor, except as otherwise provided in this Lease, shall Tenant be entitled to any abatement or reduction of Rent by reason thereof, nor shall the same give rise to a claim in Tenant’s favor that such failure constitutes actual or constructive,

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total or partial, eviction from the Premises. In no event shall Landlord be liable for indirect or consequential damages arising out of any default by Landlord.
In case Tenant is prevented or delayed from performing any covenant or duty to be performed on Tenant’s part by reason of any cause reasonably beyond Tenant’s control, Tenant shall not be deemed in default under this Lease while such cause continues. The preceding sentence shall not apply to Tenant’s covenants and obligations to pay Annual Fixed Rent, Additional Rent and/or other charges or sums due Landlord hereunder or required to be paid to third parties under this Lease, nor shall Tenant’s financial inability ever be considered a cause beyond Tenant’s control. The preceding sentence shall not be interpreted to diminish Landlord’s rights hereunder to cure a breach of this Lease by Tenant or to recover the expense of such cure.
Landlord reserves the right to stop any service or utility system, when necessary by reason of accident or emergency, or until necessary repairs have been completed; provided, however, that in each instance of stoppage, Landlord shall exercise reasonable diligence to eliminate the cause thereof. Except in case of emergency repairs, Landlord will give Tenant reasonable advance notice of any contemplated stoppage and will use reasonable efforts to avoid unnecessary interruption of Tenant’s use of the Premises by reason thereof.
4.3    INSURANCE
4.3.1    PROPERTY INSURANCE. Landlord agrees to obtain and maintain throughout the Term, with a responsible company or companies licensed and approved to write insurance in the state in which the Building is located, property insurance against direct physical loss or damage to the Building (including the Premises) on an “all risks,” agreed amount basis in an amount equal to 100% of the physical replacement cost of the Building. Landlord shall not be required to carry insurance with respect to any property that Tenant is required to insure pursuant to Section 5.5.
4.3.2    LIABILITY INSURANCE. Throughout the Term, Landlord agrees to obtain and maintain in a responsible company or companies licensed and approved to write insurance in the state in which the Building is located commercial general liability insurance, written on an occurrence basis, with a contractual liability assumption provision and/or endorsement, with commercially reasonable deductibles, insuring against claims, demands or actions for injury, death, and property damage in amounts not less than Five Million Dollars ($5,000,000) in the aggregate.
4.3.3    WORKERS COMPENSATION INSURANCE. Throughout the Term, Landlord agrees to obtain and maintain in a responsible company or companies licensed and approved to write insurance in the state in which the Building is located workers compensation in statutorily required amounts to the extent required by applicable law.
4.4    HAZARDOUS SUBSTANCES
To the best knowledge of Landlord, (i) no Hazardous Substances (as defined in Section 5.2) requiring remediation or investigation under applicable environmental laws are present in the Building and/or on the Land or the soil, surface water or groundwater thereof, (ii) no underground

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storage tanks are present on the Land, (iii) no action, proceeding or claim is pending or threatened regarding the Building and/or the Land concerning any Hazardous Substances or pursuant to any environmental law and (iv) Landlord has not received any written notice from any governmental authority of any uncured violations of any applicable environmental laws. Landlord shall, as and to the extent required by applicable law, following notice by Tenant remove or remediate (or cause the responsible party to remove or remediate) any Hazardous Substances located in the Premises or Building that affect Tenant’s use of the Premises or portions of the Building as to which Tenant has appurtenant rights hereunder. The foregoing covenant shall not apply to any Hazardous Substances that exist in the Premises or the Building as a result of any act or omission of Tenant, its employees, agents, or guests, Tenant’s architect, Tenant’s contractors, or any persons acting under or through Tenant. Landlord shall indemnify Tenant in the manner elsewhere provided in this Lease from any breach of the representation in the first sentence of this Section 4.4 and from any failure to remove or remediate as provided above. The provisions of this Section 4.4 shall survive the expiration or earlier termination of this Lease.

ARTICLE V
TENANT’S ADDITIONAL COVENANTS
5.1    MAINTENANCE AND REPAIR
Except for damage by fire or casualty and reasonable wear and tear, and subject to Landlord’s (i) repair and maintenance obligations, (ii) restoration obligations in the event of a casualty or condemnation, and (iii) any other matters for which Landlord is responsible under this Lease, Tenant shall at all times keep the Premises clean, neat and in as good repair, order and condition as the same are at the beginning of the Term or may be put in thereafter. The foregoing shall include without limitation Tenant’s obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair ceiling tiles, interior glass (and exterior glass if such damage or repair is necessitated by the Tenant’s negligence or willful misconduct), lights and light fixtures, drains and the like, and clean the Premises to the extent such cleaning is not to be performed by Landlord pursuant to Exhibit C.
5.2    USE, WASTE AND NUISANCE
Throughout the Term, Tenant shall use the Premises for the Permitted Uses only, and shall not use the Premises for any other purpose. Tenant shall not injure, overload, deface or commit waste in the Premises or any part of the improvement on the Land, nor permit the emission therefrom of any objectionable noise, light or odor, nor use or permit any use of the Premises which is improper, offensive, contrary to law or ordinance or which is liable to invalidate or increase the premium for any insurance on the Building or its contents or which is liable to render necessary any alterations or additions in the Building, nor obstruct in any manner any portion of the Building. If Tenant’s use of the Premises results in an increase in the premium for any insurance on the Building or the contents thereof (or would result in such an increase if the Landlord were not self-insuring), Landlord shall notify Tenant of such increase and Tenant shall pay same as Additional Rent.

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Tenant shall not without Landlord’s prior written consent keep, store, or use any substances or materials designated as, or containing components now or hereafter designated as, hazardous, dangerous, toxic or harmful and/or subject to regulation under any federal, state or local law, regulation or ordinance (“Hazardous Substances”) in, on, under or about the Premises or Building or Hobbs Brook Office Park except for ordinary cleaning and office supplies used and stored in accordance with applicable law. With respect to any Hazardous Substance kept, stored or used with Landlord’s consent, Tenant shall: (i) not permit any such Hazardous Substance to escape, be released, or be disposed of in, or about the Premises, Building, Hobbs Brook Office Park, or Land, (ii) promptly, timely and completely comply with all federal, state or local governmental requirements concerning such Hazardous Substances, including without limitation, use, sale, transportation, generation, treatment, disposal, reporting and record keeping, and (iii) within five (5) Business Days after Landlord’s request, provide evidence satisfactory to Landlord of Tenant’s compliance with all applicable federal, state or local laws, regulations or ordinances. Without limitation, Hazardous Substances shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq., the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L. Chapter 21E, and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like, correcting as appropriate any factual representations which are not then correct, from time to time at Landlord’s reasonable request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Substances on the Premises.
If any governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Substances and Landlord, in good faith, has reason to believe that Tenant or any party acting under or through Tenant has caused such release or is otherwise in breach of this Section 5.2, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord within thirty (30) days after demand as Additional Rent and if such requirement applies to the Building or the Land generally, then such costs shall be included in Landlord’s Operating Expenses. Any and all reasonable costs incurred by Landlord in connection with Landlord’s monitoring of Tenant’s compliance with this Section 5.2, including Landlord’s attorneys’ reasonable fees and costs, shall be Additional Rent and shall be due and payable to Landlord within thirty (30) days after Landlord’s demand. Tenant shall be fully and completely liable to Landlord (either with or without negligence) for any and all cleanup costs and expenses and any and all other charges, expenses, fees, fines, penalties (both civil and criminal) and costs imposed with respect to Tenant’s use, disposal, transportation, generation and/or sale of, or Tenant’s causing or permitting the escape, disposal or release, of any biologically or chemically active or other Hazardous Substance. In all events, Tenant shall indemnify Landlord as provided in Section 5.5 from any release of Hazardous Substances in the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant. The provisions of this Section 5.2 shall survive the expiration or earlier termination of this Lease.
5.3    COMPLIANCE WITH LAW

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Tenant shall use the Premises only as permitted under federal, state, and local laws, regulations and orders applicable from time to time, including without limitation municipal by-laws, land use and zoning laws, environmental laws and regulations (as set forth in Section 5.2 above) and occupational health and safety laws, and shall procure all approvals, licenses and permits necessary therefor, in each case giving Landlord true and complete copies of the same and all applications therefor. Tenant shall promptly comply with all present and future laws applicable to Tenant’s particular use of the Premises (as opposed to general office use) or Tenant’s signs thereon, foreseen or unforeseen, and whether or not the same necessitate structural or other changes or improvements to the Premises or interfere with its particular use and enjoyment of the Premises, and shall comply with all requirements reasonable in light of the use Tenant is making of the Premises of insurance inspection or rating bureaus having jurisdiction. If Tenant’s use of the Premises results in any increase in the premium for any insurance carried by Landlord, then upon Landlord’s notice to Tenant of such increase Tenant shall pay the same to Landlord within sixty (60) days after demand as Additional Rent. Tenant shall bear the sole risk of all present or future laws affecting the Premises or appurtenances thereto (except for any costs for which Landlord is responsible pursuant to the express provisions of Section 2.6.3(xii)), and Landlord shall not be liable for (nor suffer any reduction in any rent on account of) any interruption, impairment or prohibition affecting the Premises or Tenant’s use thereof resulting from the enforcement of laws.
To Landlord’s actual knowledge, Landlord has not received any written notice from any governmental authority of any uncured violation of (but after receipt of any such written notice of violation, subject to the terms and provisions of this Lease, Landlord will take commercially reasonable efforts to comply or cause the compliance with) any applicable zoning, fire codes, and other federal, state, and local rules, regulations, law statutes, and ordinances, including, but not limited to, the Americans with Disabilities Act with respect to the Building and Land but specifically excluding the Premises.
5.4    RULES AND REGULATIONS
Tenant shall conform to all reasonable non-discriminatory rules and regulations now or hereafter promulgated from time to time by Landlord, in writing with at least ten (10) days’ advance notice, for the care and use of the Premises and the Building and the parking areas and facilities serving the Building, including but not limited to rules and regulations relating to the conservation of energy and the initial Rules and Regulations set forth at www.hobbsbrook.com (a copy of which are attached hereto as Exhibit H). In no event may Landlord’s rules and regulations derogate from Tenant’s rights under this Lease (such rights to be interpreted consistently with standards for a first-class suburban office building in Greater Boston, Massachusetts.
5.5    INDEMNIFICATION AND INSURANCE
5.5.1    INDEMNIFICATION. Tenant shall save Landlord, its mortgagees and its direct and indirect owners, and the managers, directors, officers, trustees, agents, employees, property management companies, attorneys, and independent contractors of any of the foregoing (collectively, the “Landlord Indemnitees”) harmless and indemnified (and shall defend the Landlord Indemnitees with counsel reasonably approved by the Landlord Indemnitees) against any claim, loss or cost, whether in law or equity, and/or arising in whole or in part out of any injury, loss, theft

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or damage (i) to any person or property while on, in or about the Premises, or out of any condition within the Premises, to the extent not due to the negligence or willful misconduct of the Landlord Indemnitees, and (ii) to any person or property anywhere to the extent occasioned by any act, omission, neglect or default of Tenant or of employees, agents, managers, officers, directors, members, trustees, independent contractors or invitees of Tenant or any person acting under Tenant. In addition to the foregoing, if any person not a party to this Lease shall institute any other types of action against Tenant in which Landlord Indemnitees involuntarily and/or without cause, shall be made a party defendant(s), then Tenant shall indemnify, hold harmless and defend the Landlord Indemnitees (with counsel reasonably approved by Landlord Indemnitees) from all liabilities by reason thereof. This indemnity shall not require payment as a condition precedent to recovery. Tenant shall pay all costs and expenses including reasonable attorneys’ fees associated with enforcement of the provisions of this Section 5.5.1.
Except as may be provided in Section 4.2 and 5.6 and subject to the limitations elsewhere set forth in this Lease, Landlord will cause Tenant, its directors, agents and employees to be indemnified and held harmless from and against third party claims against Tenant for damage to property or injuries to persons while on or in the common areas of the Building to the extent due to Landlord’s negligence or willful misconduct. The provisions of this Section 5.5.1 shall survive the expiration or earlier termination of this Lease.
The indemnities in this Section 5.5.1 are expressly subject to the provisions set forth in Section 8.11 hereof.
5.5.2    INSURANCE. Throughout the Term (and such further time as Tenant or any person claiming through Tenant occupies any part of the Premises) Tenant shall maintain in a responsible company or companies licensed in the state in which the Building is located and having a Best’s Insurance Rating of not less than A-VIII (or equivalent), commercial general liability insurance in form reasonably satisfactory to Landlord, written on an occurrence basis with a contractual liability assumption provision, insuring the Tenant as the named insured and listing as additional insureds, each of Landlord and such other parties as designated by Landlord or as may be so designated from time to time by notice to Tenant, each of whom shall have an insurable interest under this Lease, as their respective interests may appear, against claims, demands or actions for injury, death, and property damage arising out of Tenant’s operations and contractual liabilities under this Lease in amounts not less than those specified in Section 1.1 (as such amounts may, from time to time, be reasonably increased by Landlord; provided, however, Landlord shall not increase the limit for Commercial General Liability Insurance set forth in Section 1.1 during the initial Term of the Lease). All insurance to be maintained by Tenant under this Section 5.5.2 shall provide that it will not be subject to cancellation, termination, or new or additional limitations in coverage except after at least ten (10) days’ prior written notice to Landlord. A copy of the policy or policies or a duly executed Evidence of Insurance (ACORD Form 27 or its equivalent) for the same (together with satisfactory evidence of the payment of the premium thereon if requested by Landlord) shall be deposited with Landlord at the beginning of the Term and, upon renewals of such policies, not less than ten (10) days prior to the expiration of the term of such coverage (if then available) and in all events within five (5) days after the expiration of the term of such coverage provided the same evidence continuity of such coverage. If Tenant fails to comply with any of the foregoing

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requirements and such failure continues for more than ten (10) Business Days after written notice from Landlord of such failure, Landlord may obtain such insurance on behalf of Tenant and may keep the same in effect, and Tenant shall pay Landlord, as Additional Rent, the premium cost thereof within thirty (30) days after demand. Tenant may satisfy any insurance requirements hereunder by including the Premises in a so-called “blanket” or “umbrella” insurance policy, provided that the amount of coverage that is allocated to the Premises pursuant to a “per location” endorsement (or that is otherwise available for application to the Premises in the ordinary course) fulfills the requirements set forth herein. The provisions of this Section 5.5.2 shall survive the expiration of the Term or earlier termination of this Lease.
5.6    TENANT’S PROPERTY
All furnishings, fixtures, equipment, effects and property of Tenant and of all persons claiming through Tenant which from time to time may be on the Premises or elsewhere in the Building or in transit thereto or therefrom shall be at the sole risk of Tenant and shall be kept insured by Tenant throughout the term at Tenant’s expense and in prudent amounts, and if the whole or any part thereof shall be destroyed or damaged by fire, explosion, water leakage, rupture of water pipes or other Building equipment or facilities, or resulting from dampness, or by theft or from any other cause whatsoever in the Building, no part of said loss or damage is to be charged to or be borne by Landlord. The parties acknowledge that damage or destruction may result from acts of cleaning personnel and employees of other independent contractors of Landlord working in and around the Premises and that Tenant shall bear the risk and cost thereof unless Landlord has been grossly negligent in the selection of such persons. The foregoing shall not serve as a waiver or release of any claims that Tenant may have directly against any such third-party persons or companies responsible for such damage, loss or destruction.
5.7    ENTRY FOR REPAIRS AND INSPECTIONS
Tenant shall permit Landlord and its agents to enter and examine the Premises at reasonable times and upon reasonable advance notice (except in the event of an emergency, in which event no notice shall be required) and, if Landlord shall so elect, to make any repairs or replacements Landlord may deem necessary or desirable, to remove at Tenant’s expense any alterations, additions, signs or the like not consented to in writing (if Landlord’s consent is required hereunder), and to show the Premises to prospective tenants during the nine (9) months preceding the expiration of the Term and to prospective purchasers and mortgagees at all times. In case of an emergency in the Premises or in the Building, Landlord or its representative may enter the Premises (forcibly, if necessary) at any time to take such measures as may be needed to deal with such emergency. Landlord shall use commercially reasonable efforts to comply with Tenant’s reasonable security measures, provided that Tenant has given Landlord prior notice thereof.
5.8    ASSIGNMENT, SUBLETTING
Tenant, voluntarily or involuntarily, shall not assign this Lease, or sublet, license, mortgage or otherwise encumber or convey the Premises or any portion thereof, or permit the occupancy of all or any portion of the Premises other than by the Tenant (all or any of the foregoing actions are referred to as “Transfers”, and all or any of assignees, transferees, licensees, and other such parties

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are referred to as “Transferees”) without obtaining, on each occasion, the prior written consent of the Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. Any Transfer without such consent shall be null and void and of no effect whatsoever. Notwithstanding the provisions of this Section 5.8, this Lease may be assigned, or the Premises may be sublet, in whole or in part, after prior notice to Landlord but without consent of the Landlord and without any termination (or so-called “recapture”) right of the Landlord being applicable thereto, (i) to any corporation or other entity into or with which Tenant may be merged, reorganized, restructured or consolidated or to any corporation or entity to which all or substantially all of the Tenant’s assets or capital stock will be transferred, or (ii) to any corporation or other entity which is an affiliate, subsidiary, parent or successor of Tenant (any such entity under this clause (ii) shall be referred to herein as a “Tenant Affiliate”), provided in all such cases the surviving corporation or entity shall provide reasonable evidence that it has a net worth as determined by generally accepted accounting principles consistently applied and using the most recent audited financial statements of such entity immediately after such corporate Transfer transaction of no less than an amount equal to Fifty Million Dollars ($50,000,000.00) (herein, the “Creditworthiness Test”) and, if requested by Landlord, shall confirm in writing that such entity is bound by all of the terms and conditions of this Lease (all of the foregoing Transfers being referred to as a “Permitted Transfer” and the applicable entity the “Permitted Transferee”). Notwithstanding the foregoing, Landlord shall waive the foregoing net worth requirement in the case of a Permitted Transfer to a Tenant Affiliate so long as the original Tenant named under this Lease remains liable for all Tenant obligations under this Lease and Landlord determines that the original Tenant satisfies the Creditworthiness Test. Original Tenant shall provide evidence of its creditworthiness as reasonably requested by Landlord. Unless Landlord’s consent specifically provides otherwise with respect to a particular proposed Transferee, Tenant shall not offer to make or enter into negotiations with respect to a Transfer to any of the following: (i) a tenant in the Building or any other building owned, managed or controlled by Landlord; (ii) any party with whom Landlord or any affiliate of Landlord within the preceding one hundred eighty (180) days has given a tour of or to whom or from whom Landlord or Landlord’s affiliate has given or received a written proposal for space in the Building or any other building owned, managed or controlled by Landlord or an affiliate of Landlord in Waltham, Massachusetts; or (iii) any party which would be of such type, character or condition as to be inappropriate, in Landlord’s reasonable judgment, as a tenant for a first class office building. Tenant’s request for consent to a Transfer shall include a copy of the proposed Transfer instrument together with a statement of the proposed Transfer in detail reasonably satisfactory to Landlord, together with reasonably detailed financial, business and other information about the proposed Transferee. If Tenant intends to Transfer more than fifty percent (50%) of the Premises and such Transfer is not a Permitted Transfer, then Tenant shall provide Landlord with written notice of its intention to do so and Landlord shall have the option (but not the obligation) to terminate the Lease with respect to such a Transfer effective upon the date that is ninety (90) days after Landlord receives such notice from Tenant and continuing for the proposed term thereof by giving Tenant notice of such termination within forty-five (45) days after Landlord’s receipt of such notice from Tenant. Tenant, however, shall have the right to withdraw such request if Landlord gives Tenant notice of its right to recapture the Premises. If Tenant makes a Transfer hereunder (other than a Sublease to a Tenant Affiliate), and if the aggregate rent and other charges payable to Tenant under and in connection with such Transfer (including without limitation any amounts paid for leasehold improvements or on account of Tenant’s costs associated with such Transfer) exceed the sum of (x) Rent and other charges paid

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hereunder with respect to the space in question and (y) Tenant’s reasonable out-of-pocket costs to procure the Transfer amortized on a straight-line basis over the Term of the Transfer, Tenant shall pay to Landlord, as Additional Rent, fifty percent (50%) of the amount of such excess. If the amount of rent and other charges payable under a Transfer is not readily ascertainable, such amount may, at Landlord’s option, be deemed to equal the Fair Market Rent Rate then obtainable for the space in question multiplied by the Rentable Floor Area of the portion of the Premises subject to such Transfer.
Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable legal fees and other expenses incurred in connection with any proposed Transfer, including fees for review of documents and investigations of proposed Transferees not to exceed $3,000 per Transfer (or $1,000 in the case of a Permitted Transfer). Notwithstanding any such Transfer, the original Tenant named herein shall remain directly and primarily obligated under this Lease.
If Tenant enters into any Transfer including a Permitted Transfer with respect to the Premises (or any part thereof), such Transferee shall be liable, jointly and severally, with Tenant, to the extent of the obligation undertaken by or attributable to such Transferee, for the performance of Tenant’s agreements under this Lease (including payment of Rent under the Transfer), and every Transfer shall so provide, without relieving or modifying Tenant’s liability hereunder. The foregoing provision shall be self-operative, but in confirmation thereof, such Transferee shall execute and deliver such instruments as may be reasonably required by Landlord to acknowledge such liability. Landlord may collect Rent from the Transferee and apply the net amount collected to the Rent and other charges hereunder, but no such assignment or collection shall be deemed a waiver of the provisions of this Section 5.8, or the acceptance of the Transferee as a tenant, or a release of Tenant from direct and primary liability for the further performance of Tenant’s covenants hereunder. The consent by Landlord to a particular Transfer shall not relieve Tenant from the requirement of obtaining the consent of Landlord to any further Transfer.
Without limiting the foregoing and notwithstanding any provision of Section 5.8, Tenant shall have the right without being subject to Section 5.8 (including, without limitation, any termination or so-called “recapture” rights of Landlord) and without receipt of Landlord’s consent, but on reasonable prior notice to Landlord, to permit the occupancy of one or more portions of the Premises for the Permitted Uses by any individuals who are independent contractors of Tenant in support of Tenant’s business in the Premises (each a “Permitted Occupant” and collectively the “Permitted Occupants”) on and subject to the following conditions: (i) such individuals or entities shall not be permitted to occupy a separately demised portion of the Premises which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; and (ii) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Section 5.8. Any occupancy by a Permitted Occupant permitted under this paragraph shall be referred to in this Lease as a “Permitted Occupancy”. Tenant shall promptly provide such information as reasonably requested by Landlord from time to time concerning any of the Permitted Occupants. Any occupancy by a Permitted Occupant permitted by this Section 5.8 shall not be deemed to be a Transfer under this Section 5.8. Notwithstanding any arrangement with Permitted Occupants under this paragraph, the liability of Tenant to Landlord shall remain direct and primary.

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5.9    ALTERATIONS
Tenant shall make no alterations, additions or improvements to the Premises (any of the foregoing being “Tenant Work”) without the prior written consent of Landlord and only in accordance with the requirements of this Lease and Landlord’s rules and regulations under Section 5.4. Notwithstanding the foregoing, after notice to Landlord but without any requirement for Landlord’s consent, Tenant may perform (i) cosmetic or decorative alterations in the Premises (including repainting and installing carpet) and (ii) other alterations which do not affect the Building’s structure or base building systems and which cost no more than $200,000.00 in the aggregate for a single project, provided that all such alterations are made in accordance with the requirements of this Lease, including without limitation this Section 5.9 and Exhibit B. Prior to commencing work, Tenant’s contractors shall provide certificates of insurance to Landlord evidencing that such contractors have sufficient insurance to complete the portion of the Tenant Work for which they are responsible, in such form and amounts as may be reasonably approved by Landlord in advance. Any alterations, additions and improvements to the Premises, except movable furniture, equipment, and trade fixtures, shall belong to Landlord. Except as otherwise expressly provided in this Lease, all alterations, additions and improvements to the Premises shall be at Tenant’s sole cost. Tenant shall pay, when due, the entire cost of all Tenant Work so that the Premises shall always be free of liens for labor or materials or professional services by design professionals. If any mechanic’s lien (which term shall include all similar liens relating to the furnishing of labor and materials and professional services by design professionals) is filed against the Building which is claimed to be attributable to Tenant, its agents, employees, contractors, or persons working under Tenant’s direction or control (other than on account of Landlord’s Initial Construction and/or other work hereunder so performed by Landlord on account of Tenant), then Tenant shall give Landlord immediate notice of such lien and shall discharge the same by payment or filing any necessary bond within ten (10) days after Tenant has notice (from any source) of such lien. Landlord may, as a condition of its approval of any Tenant Work anticipated to cost $500,000 or more in the aggregate, require Tenant to deposit with Landlord a bond, letter of credit or other similar security in the amount of Landlord’s reasonable estimate of the value of such Tenant Work securing Tenant’s obligations to make payments for such Tenant Work. Landlord’s approval of the construction documents shall signify Landlord’s consent to the work shown thereon only and Tenant shall be solely responsible for any errors or omissions contained therein. Landlord’s consents and approvals under this Section 5.9 shall not be unreasonably withheld, conditioned or delayed.
5.10    SURRENDER
At the expiration of the Term or earlier termination of this Lease, without the requirement of any notice, Tenant shall peaceably surrender the Premises including all alterations and additions thereto and all replacements thereof, including carpeting, any water or electricity meters, and all fixtures (other than Tenant’s trade fixtures, video conferencing or IT equipment) and partitions, in any way bolted or otherwise attached to the Premises (which shall become the property of Landlord) except for such alterations and additions as Landlord has directed Tenant to remove when Tenant requested Landlord’s approval for such alterations and additions (other than cabling, which Tenant shall always be required to remove), and Tenant shall leave the Premises and improvements in the condition in which the same are required to be maintained under Section 5.1, subject to reasonable

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wear and tear. Notwithstanding the foregoing, Tenant shall not be required to remove Landlord’s Initial Construction shown on Exhibit B-1 attached hereto (other than any cabling associated therewith as set forth above). Tenant shall, at the time of termination, remove the goods, effects and trade fixtures which Tenant is directed or permitted to remove in accordance with the provisions of this Section 5.10, making any repairs to the Premises and other areas necessitated by such removal and leaving the Premises in the condition otherwise required by this Section 5.10. Should Tenant fail to remove any of such goods, effects, and fixtures within ten (10) days after notice by Landlord, the same shall be deemed abandoned by Tenant and may be disposed of by Landlord at Tenant’s expense. In the event that Landlord terminates this Lease pursuant to Section 7.1 and re-enters and possesses the Premises in accordance with the terms of this Lease then Landlord may, without notice, store Tenant’s personal property (and those of any person claiming under Tenant) at the expense and risk of Tenant or, if Landlord so elects, Landlord may sell such personal property in accordance with the previous sentence and apply the net proceeds to the earliest of installments of Rent or other charges owing Landlord.
5.11    PERSONAL PROPERTY TAXES
Tenant shall pay promptly when due all taxes (and charges in lieu thereof) imposed upon Tenant’s personal property in the Premises, (including, without limitation, fixtures and equipment), no matter to whom assessed. If the Tenant Work to the Premises, whether installed and/or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which improvements in other space in the Building are assessed, then the real property taxes and assessment levied against Landlord by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be paid promptly when due. If the records of the tax assessor are available and sufficiently detailed to serve as a basis for determining whether said Tenant Work are assessed at a higher valuation, such records shall be binding on both Landlord and Tenant; otherwise the actual cost of construction shall be the basis for such determination.
5.12    SIGNS
Except as set forth in this Section 5.12, no sign, name, placard, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Building without the prior written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed so long as such sign complies with the provisions of this Lease, including this Section 5.12). All signs or letterings on doors, or otherwise, approved by Landlord, shall be inscribed, painted or affixed by a person reasonably approved by Landlord and at the sole cost and expense of Tenant. Notwithstanding the foregoing, (a) Tenant shall have the right to install one sign on the exterior of the Building and a monument sign in front of the North Pod of the Building, all at Tenant’s expense, subject to Landlord’s prior reasonable approval of the design, dimensions and location and subject to compliance with all applicable legal requirements, including without limitation the requirement to obtain all necessary permits and approvals, and (b) Landlord will provide initial main lobby, building directory, multi-tenant elevator lobby, and entry signage in Building standard size and location at Landlord’s expense. Subject to applicable legal requirements, the monument sign shall be approximately 12 feet long by 4.5 feet high. Tenant shall

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keep its sign on the Building exterior and the monument sign in good condition and repair at Tenant’s expense. If Tenant at any time ceases to occupy at least 25,000 rentable square feet in the Building, then Landlord may terminate Tenant’s signage rights for the Building exterior and monument sign. If signage rights of Tenant are terminated, then Tenant shall remove such signs at Tenant’s expense and restore the Property to its condition prior to the installation of such signage. In such cases, Landlord may elect to remove such signage at Tenant’s expense.

ARTICLE VI
CASUALTY AND TAKING
6.1    DAMAGE BY FIRE OR CASUALTY
If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section 6.1, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any mortgagee of the Building, if any) to repair or cause to be repaired all damage to the Premises (except for damage to leasehold improvements installed by Tenant without notice to and, if required by this Lease, approval by Landlord). All such repairs made necessary by any act or omission of Tenant shall be made at the Tenant’s expense to the extent that the cost of such repairs does not exceed the deductible amount in Landlord’s insurance policy. All repairs to and replacements of property which Tenant is entitled to remove shall be made by and at the expense of Tenant. If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage the Annual Fixed Rent and Additional Rent for Operating Expenses or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to the property which is to be repaired by or at the expense of Tenant) shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty. Landlord shall not be liable for delays in the making of any such repairs which are due to Force Majeure, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.
Between thirty (30) and sixty (60) days after any casualty, Tenant may inquire of Landlord as to Landlord’s estimate of the time period necessary to complete repair of the Premises. Within thirty (30) days after such inquiry, Landlord shall provide Tenant with Landlord’s architect’s good faith estimate of the time to complete such repairs and if such estimate (which shall be non-binding) shall be more than two hundred ten (210) days from the date of the casualty, then Tenant may terminate this Lease by notice given to Landlord within thirty (30) days after Tenant’s delivery of Landlord’s architect’s estimate (if such casualty occurs during the last twelve (12) months of the Term, the 210-day period referenced above shall be deemed to refer to one-half of the portion of the Term remaining as of the date of such casualty).
If Landlord fails to commence repairs as soon as is reasonably practicable after such damage, and such failure is not due to Force Majeure, and in any event if Landlord does not commence

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repairs within sixty (60) days after the casualty, Tenant may elect to terminate this Lease by notice to Landlord. If Landlord, having commenced such repair, has not completed the repair of such damage by the later of (i) two hundred ten (210) days from the occurrence of such damage, or (ii) the date given in any Landlord’s architect’s repair period estimate under the prior paragraph (the later of such dates is referred to below as the “Outside Restoration Date”), Tenant may elect to terminate this Lease by notice to Landlord within twenty (20) days after the Outside Restoration Date, the termination to be effective not less than thirty (30) days after the date on which such termination notice is received by Landlord. The Outside Restoration Date shall be extended for up to ninety (90) days on account of delays caused by Force Majeure. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing the damage, however if the delays continue more than ninety (90) days beyond the initial Outside Restoration Date, Tenant may elect to terminate this Lease in the manner provided above.
If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last thirty (30) months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third of the total Annual Fixed Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) at any time the Building (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building (or a portion thereof) shall in Landlord’s reasonable judgment be required and Landlord terminates the leases of all similarly situated tenants, or (iii) at any time damage to the Building occurs by fire or other insured casualty and any mortgagee shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines not to repair such damage, then and in any of such events, this Lease and the Term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days, or such longer period as is required to complete arrangements with any mortgagee regarding such situation, following such fire or other casualty; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is delivered to Tenant. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Section 1.1 for the end of the Term and the Annual Fixed Rent and Additional Rent for Operating Expenses and Taxes shall be apportioned as of such date.
6.2    CONDEMNATION - EMINENT DOMAIN
In case during the Term all or any substantial part of the Premises or the Building are taken by eminent domain or Landlord receives compensable damage by reason of anything lawfully done in pursuance of public or other authority, this Lease shall terminate at Landlord’s election, which may be made (notwithstanding that Landlord’s entire interest may have been divested) by notice given to Tenant within ninety (90) days after the election to terminate arises, specifying the effective date of termination. The effective date of termination specified by Landlord shall not be less than fifteen (15) nor more than thirty (30) days after the date of notice of such termination. Unless terminated pursuant to the foregoing provisions, this Lease shall remain in full force and effect following any such taking, subject, however, to the following provisions. If in any such case the Premises are rendered unfit for use and occupation and this Lease is not terminated, Landlord shall

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use reasonable diligence (following the expiration of the period in which Landlord may terminate this Lease pursuant to the foregoing provisions of this Section 6.2) to put the Premises, or what may remain thereof (excluding any items installed or paid for by Tenant which Tenant may be required to remove pursuant to Section 5.10), into proper condition for use and occupation and a just proportion of the Annual Fixed Rent and Additional Rent for Operating Expenses according to the nature and extent of the injury shall be abated until the Premises or such remainder shall have been put by Landlord in such condition; and in case of a taking which permanently reduces the area of the Premises, a just proportion of the Annual Fixed Rent and Additional Rent for Operating Expenses and Taxes shall be abated for the remainder of the Term.
If the taking of a part of the Premises substantially and adversely interferes with Tenant’s ability to continue its business operations then Tenant may terminate this Lease on written notice to Landlord given not more than thirty (30) days after such taking and effective on the earlier of: (i) the date when title vests; (ii) the date Tenant is dispossessed by the condemning authority; or (iii) sixty (60) days following notice to Tenant of the date when vesting or dispossession is to occur.
6.3    EMINENT DOMAIN AWARD
Except for Tenant’s relocation expenses (specifically so designated by the court or authority having jurisdiction over the matter) Landlord reserves to itself any and all rights to receive awards made for damages to the Premises, the Building or the leasehold hereby created, or any one or more of them, accruing by reason of exercise of eminent domain or by reason of anything lawfully done in pursuance of public or other authority. Tenant hereby releases and assigns to Landlord all Tenant’s rights to such awards, and covenants to deliver such further assignments and assurances thereof as Landlord may from time to time request, hereby irrevocably designating and appointing Landlord as its attorney-in-fact to execute and deliver in Tenant’s name and behalf all such further assignments thereof.

ARTICLE VII
DEFAULT
7.1    TERMINATION FOR DEFAULT OR INSOLVENCY
This Lease is upon the condition that:
(a)    if Tenant shall fail to perform or observe any of Tenant’s covenants, and if such failure shall continue, (i) in the case of Rent or any sum due Landlord hereunder, for more than five (5) Business Days after notice, or (ii) in any other case, after notice, for more than thirty (30) days (provided that if correction of any such matter reasonably requires longer than thirty (30) days and Tenant so notifies Landlord within twenty (20) days after Landlord’s notice is given together with an estimate of time required for such cure, Tenant shall be allowed such longer period, but only if cure is begun and diligently pursued within such thirty (30) day period and such delay does not cause increased risk of damage to person or property), or

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(b)    if more than two (2) notices under clause (a)(i) hereof is given in any twelve month period (failure to pay Rent or any other sum for more than three (3) days after the particular due date shall have the same effect under this clause (b) as such a notice), or
(c)    if the leasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Tenant’s property or the property of any guarantor of Tenant’s obligations hereunder (“Guarantor”) for the benefit of creditors, or
(d)    if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed by a court of competent jurisdiction to take charge of all or any part of Tenant’s or the Guarantor’s property and such appointment is not discharged within sixty (60) days thereafter or if a petition including, without limitation, a petition for reorganization or arrangement is filed by Tenant or the Guarantor under any bankruptcy law or is filed against Tenant or the Guarantor and, in the case of a filing against Tenant only, the same shall not be dismissed within sixty (60) days from the date upon which it is filed, then, and in any of said cases (a) - (d), Landlord may, immediately or at any time thereafter, elect to terminate this Lease by notice of termination, by entry, or by any other means available under law and may recover possession of the Premises as provided herein.
Upon termination by notice, by entry, or by any other means available under law, Landlord shall be entitled immediately, in the case of termination by notice or entry, and otherwise in accordance with the provisions of law to recover possession of the Premises from Tenant and those claiming through or under the Tenant. Such termination of this Lease and repossession of the Premises shall be without prejudice to any remedies which Landlord might otherwise have for arrears of Rent or for a prior breach, violation or default of the provisions of this Lease.
Tenant waives any statutory notice to quit and equitable rights in the nature of further cure or redemption, and Tenant agrees that upon Landlord’s termination of this Lease Landlord shall be entitled to re-entry and possession in accordance with the terms hereof. Tenant further agrees that it shall not interpose any counterclaim in any summary proceeding or in any action based in whole or in part on non-payment of Rent unless the counterclaim is a compulsory counterclaim that must be alleged in the same proceeding.
7.2    REIMBURSEMENT OF LANDLORD’S EXPENSES
In the case of termination of this Lease pursuant to Section 7.1, Tenant shall reimburse Landlord for all reasonable expenses arising out of such termination, including without limitation, all reasonable costs incurred in collecting amounts due from Tenant under this Lease (including reasonable attorneys’ fees, costs of litigation and the like); all reasonable expenses incurred by Landlord in attempting to relet the Premises or parts thereof (including reasonable advertisements, reasonable brokerage commissions, reasonable tenant’s allowances, reasonable costs of preparing space, maintaining or preserving the Premises after Tenant default, and the like); all of Landlord’s then unamortized costs of special inducements provided to Tenant (including without limitation Rent holidays, Rent waivers, above building standard leasehold improvements and the like) and all Landlord’s other reasonable expenditures necessitated by the termination. The reimbursement from

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Tenant shall be due and payable immediately from time to time upon notice from Landlord that an expense has been incurred, without regard to whether the expense was incurred before or after the termination. The provisions of this Section 7.2 shall survive the expiration or earlier termination of this Lease.
7.3    DAMAGES
In the event of the termination of this Lease by Landlord pursuant to Section 7.1, Landlord may elect by written notice to Tenant at any time following such termination to be indemnified for loss of Rent by a lump sum payment representing the then present value of the amount of Rent which would have been paid in accordance with this Lease for the remainder of the Term minus the then present value of the aggregate fair market rent and Additional Rent payable for the Premises for the remainder of the Term following such election (if less than the Rent payable hereunder), estimated as of the date of Landlord’s election, and taking into account reasonable projections of vacancy and time required to re-lease the Premises. (For the purposes of calculating the Rent which would have been paid hereunder for the lump sum payment calculation described herein (x) the last full year’s Additional Rent under Section 2.6 is to be deemed constant for each year thereafter, (y) the Federal Reserve discount rate (or equivalent) shall be used in calculating present values and (z) in the event that Landlord enters into a third party lease for the Premises after the termination of this Lease, then the annual fixed rent under such third party lease shall be conclusively deemed to be the fair market rent for purposes of this Section 7.3.) Should the parties be unable to agree on a fair market rent, the matter shall be submitted, upon the demand of either party, to the Boston, Massachusetts office of the American Arbitration Association, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be an MAI appraiser with at least ten years experience as an appraiser of major office buildings in the Greater Boston area. The parties agree that a decision of the arbitrator shall be conclusive and binding upon them. Until such time, if any, when Landlord makes the election provided for in this Section 7.3, Tenant shall indemnify Landlord for the loss of Rent by a payment at the end of each month which would have been included in the Term, representing the difference between the Rent which would have been paid in accordance with this Lease (Annual Fixed Rent under Section 2.5, and Additional Rent which would have been payable under Section 2.6 to be ascertained monthly) and the Rent actually derived from the Premises by Landlord for such month (the amount of Rent deemed derived shall be the actual amount less any portion thereof attributable to Landlord’s reletting expenses described in Section 7.2 which have not been reimbursed by Tenant thereunder).
All rights and remedies of Landlord under this Section 7.3 and elsewhere in this Lease shall be distinct, separate and cumulative, and none shall exclude any other right or remedy of Landlord set forth in this Lease or allowed by law or in equity. Tenant’s obligations under this Section 7.3 shall survive the expiration or earlier termination of the Term.
7.4    MITIGATION
In the event the Lease is terminated pursuant to Section 7.1 and Tenant vacates the Premises, Landlord shall, subject to the provisions of this Section 7.4, use reasonable efforts to relet the Premises and collect the sums due to Landlord as a result of such reletting; provided, however, that any obligation imposed by law upon Landlord to relet the Premises shall be subject to the right of Landlord and its affiliates to lease other available space prior to reletting the Premises and to lease the Building in a harmonious manner with an appropriate mix of uses, tenants, floor areas and terms of tenancies, and the like.
7.5    CLAIMS IN BANKRUPTCY
Nothing herein shall limit or prejudice the right of Landlord to prove and obtain in a proceeding for bankruptcy, insolvency, arrangement or reorganization, by reason of the termination, an amount equal to the maximum allowed by a statute or law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount is greater to, equal to, or less than the amount of the loss or damage which Landlord has suffered.
7.6    INTEREST ON UNPAID AMOUNTS
If any payment of Annual Fixed Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid when due, then without notice and in addition to all other remedies hereunder, Tenant shall pay to Landlord interest on such unpaid amount at the rate of twelve percent (12%) per annum; provided, however, in no event shall such interest exceed the maximum amount permitted to be charged by applicable law, and provided further that Tenant shall not be obligated to pay such interest on the first late payment of Annual Fixed Rent in any twelve (12) month period if Tenant pays such amount within five (5) Business Days after the due date.
7.7    LATE FEE
If any payment of Annual Fixed Rent, Additional Rent, or other payment due from Tenant to Landlord is not paid when due, then Landlord may, at its option, in addition to all other remedies hereunder, impose a late charge on Tenant equal to five percent (5%) of the amount in question, which late charge will be due within ten (10) days after notice as Additional Rent; provided that Tenant shall not be obligated to pay the Late Fee on the first late payment of Annual Fixed Rent in any twelve (12) consecutive month period if Tenant pays such amount within five (5) Business Days after the due date.
7.8    VACANCY DURING LAST TWO MONTHS
If Tenant vacates substantially all of the Premises (or substantially all of any major portion of the Premises, including a floor thereof) at any time within the last two (2) months of the Term, Landlord may enter the Premises (or such portion) and commence demolition work or construction of leasehold improvements for future tenants. The exercise of such right by Landlord will not affect Tenant’s obligations to pay Annual Fixed Rent or Additional Rent with respect to the Premises (or such portion), which obligations shall continue without abatement until the end of the Term.
7.9    EXPENSES AND ATTORNEYS’ FEES
Tenant shall pay as additional charges Landlord’s expenses, including reasonable attorneys’ fees, incurred in enforcing any obligations of Tenant under this Lease with which Tenant has failed to comply.
7.10    WAIVER OF TRIAL BY JURY
LANDLORD AND TENANT AGREE THAT TO EXTENT PERMITTED BY LAW, EACH SHALL AND HEREBY DOES WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES AND/OR EMERGENCY OR STATUTORY REMEDY.
ARTICLE VIII
MISCELLANEOUS
8.1    HOLDOVER
If Tenant remains in the Premises after the termination or expiration of the Term, such holding over shall be as a tenant at sufferance at a rent equal to (i) for the first ninety (90) days of such holdover, the greater of (x) one hundred fifty percent (150%) of the Annual Fixed Rent due hereunder for the last month of the Term and (y) the fair market rent for the Premises and (ii) thereafter, the greater of (x) two hundred percent (200%) of the Annual Fixed Rent due hereunder for the last month of the Term and (y) the fair market rent for the Premises, and in either case, otherwise subject to all the covenants and conditions (including obligations to pay Additional Rent under Section 2.6) of this Lease. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises after the termination or expiration hereof, Landlord may, at its option, re-enter and take possession of the Premises or any part thereof at any time thereafter or by any legal process in force in the state in which the Premises are located.
Notwithstanding the establishment of any tenancy at sufferance following the expiration or earlier termination of the Term, if Tenant fails to vacate the Premises within thirty (30) days after the expiration or earlier termination of the Term, Tenant shall save Landlord harmless, indemnify and defend Landlord against any claim, loss, cost or expense (including reasonable attorneys’ fees by counsel of Landlord’s choice and consequential damages) arising out of Tenant’s failure promptly to vacate the Premises (or any portion thereof).
8.2    ESTOPPEL CERTIFICATES
At the request of either party, from time to time, the other party agrees to execute and deliver to such requesting party, within ten (10) days after delivery of such request, a certificate which acknowledges the dates on which the Term begins and ends, tenancy and possession of the Premises and recites such other facts concerning any provision of the Lease or payments made under the Lease which the requesting party or a mortgagee or lender or a purchaser or prospective purchaser of the Building or any interest therein, or any Transferee of Tenant or any other party may from time to time reasonably request. Tenant acknowledges that the execution and delivery of such certificates in connection with a financing or sale in a prompt manner constitute requirements of Landlord’s financing and/or property dispositions. Without limitation of the foregoing, Tenant agrees to execute commercially reasonable estoppel certificates in conformance with this Section 8.2 as may be required by the first mortgagee or junior mortgagee to acknowledge such tenancy in recordable form, within ten (10) days after Landlord’s request, correcting as appropriate any factual representations which are not then correct.
8.3    NOTICE
Any notice, approval, consent and other like communication hereunder from Landlord to Tenant or from Tenant to Landlord shall be effective only if given in writing and shall be deemed duly delivered if (i) hand delivered, (ii) mailed by prepaid certified or registered mail, return receipt requested, or (iii) delivered by a national overnight delivery service, receipt confirmed. If requested, Tenant shall send copies of all such notices in like manner to Landlord’s mortgagees and any other persons having an interest in the Premises and designated by Landlord. Any notice so addressed shall be deemed duly delivered on the third Business Day following the day of mailing if so mailed by registered or certified mail, return receipt requested, whether or not accepted, or on the date of delivery if hand delivered or sent by overnight delivery service. Communications to Tenant shall be addressed to Tenant’s Authorized Representative at the Original Address of Tenant set forth in Section 1.1 prior to the Term Commencement Date and thereafter at the Premises and a copy of all notices shall be sent to the attention of Tenant’s Chief Legal Officer and Tenant’s Chief Financial Officer, each at the address of the Premises. Communications to Landlord shall be addressed to the Landlord’s Address, and a copy of all notices shall be sent to Landlord’s attorneys, Chief Legal Officer, Hobbs Brook Management LLC, 225 Wyman Street, Waltham, Massachusetts 02451-1209 and Richard D. Rudman, Esq., DLA Piper LLP (US), 33 Arch Street, 26th Floor, Boston, Massachusetts 02110. Either party may from time to time designate other addresses within the continental United States by notice to the other.
8.4    LANDLORD’S RIGHT TO CURE
At any time after reasonable prior notice (except in the case of emergency or other imminent risk of harm to persons or property as determined by Landlord, in which case no notice shall be required), Landlord may, but need not, cure any failure by Tenant to perform its obligations under this Lease. Whenever Landlord chooses to do so, Tenant shall pay all costs and expenses incurred by Landlord in curing any such failure, including, without limitation, reasonable attorneys’ fees together with an administrative charge equal to twelve percent (12%) of such costs and expenses (or such higher percentage as may then be customary with respect to first class office buildings in the metropolitan area in which the Premises are located) and interest as provided in Section 7.6.
8.5    SUCCESSORS AND ASSIGNS
This Lease and the covenants and conditions herein contained shall inure to the benefit of and be binding upon Landlord, its successors and assigns, and shall be binding upon Tenant, its successors and assigns, and shall inure to the benefit of Tenant and only such Transferees of Tenant as are permitted hereunder. The term “Landlord” means the original Landlord named herein, its successors and assigns. The term “Tenant” means the original Tenant named herein and its permitted successors and assigns.
8.6    BROKERAGE
Tenant warrants that it has had no dealings with any broker or agent in connection with this Lease or any other space in the Building or office park of which the Building is a part, except for any broker designated in Section 1.1. Tenant covenants to pay, hold harmless, indemnify and defend Landlord from and against any and all claims, costs, expense or liability (including reasonable attorneys’ fees by counsel of Landlord’s choice) for any compensation, commissions and charges claimed by any broker or agent other than any such broker designated in Section 1.1 with respect to this Lease or the negotiation thereof arising from a breach of the foregoing warranty. Landlord shall be responsible for payment of any brokerage commission to any broker designated in Section 1.1 pursuant to a separate written agreement.
8.7    WAIVER
The failure of Landlord or of Tenant to seek redress for violation of, or to insist upon strict performance of, any covenant or condition of this Lease, or, with respect to such failure of Landlord, any of the Rules and Regulations referred to in Section 5.4, whether heretofore or hereafter adopted by Landlord, shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the effect of an original violation, nor shall the failure of Landlord to enforce any of said Rules and Regulations against any other tenant of the Building be deemed a waiver of any such Rules or Regulations. The receipt by Landlord of Annual Fixed Rent or Additional Rent with knowledge of the breach of any covenant of this Lease shall not be deemed waiver of such breach. No provision of this Lease shall be deemed to have been waived by Landlord, or by Tenant, unless such waiver be in writing signed by the party to be charged. No consent or waiver, express or implied, by Landlord or Tenant to or of any breach of any agreement or duty shall be construed as a waiver or consent to or of any other breach of the same or any other agreement or duty.
8.8    ACCORD AND SATISFACTION
No acceptance by Landlord of a lesser sum than the Annual Fixed Rent and Additional Rent then due shall be deemed to be other than on account of the earliest installment of such Rent due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other remedy provided in this Lease. The delivery of keys to Landlord shall not operate as a termination of this Lease or a surrender of the Premises.
8.9    REMEDIES CUMULATIVE
The specific remedies to which Landlord may resort under the terms of this Lease are cumulative and are not intended to be exclusive of any other remedies to which it may be lawfully entitled in case of any breach or threatened breach by Tenant of any provisions of this Lease. In addition to the other remedies provided in this Lease, Landlord shall be entitled to the restraint by injunction of the violation or attempted or threatened violation of any of the covenants or conditions of this Lease or to a decree compelling specific performance of any such covenants or conditions.
8.10    PARTIAL INVALIDITY
If any term of this Lease, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Lease shall be valid and enforceable to the fullest extent permitted by law.
8.11    WAIVERS OF SUBROGATION
Any insurance carried by Landlord or Tenant with respect to the Premises or property therein or occurrences thereon shall include a clause or endorsement denying to the insurer rights of subrogation and/or recovery against the other party for any injury or loss due to hazards which are actually insured by such party or are required to be insured under the Lease. Landlord and Tenant, notwithstanding any provisions of this Lease to the contrary, hereby waive any rights of recovery against the other party for injury or loss due to hazards which are the subject of insurance under the Lease. For the purposes of this Section 8.11, “Landlord” shall include its mortgagees, agents, employees, managers and/or management companies, officers, directors, attorneys, trustees, independent contractors, and invitees.
8.12    ENTIRE AGREEMENT
This Lease contains all of the agreements between Landlord and Tenant with respect to the Premises and supersedes all prior writings and dealings between them with respect thereto.
8.13    NO AGREEMENT UNTIL SIGNED
The submission of this Lease or a summary of some or all of its provisions for examination does not constitute a reservation of or option for the Premises or an offer to lease and no legal obligations shall arise with respect to the Premises or other matters herein until this Lease is executed and delivered by Landlord and Tenant.
8.14    TENANT’S AUTHORIZED REPRESENTATIVE
Tenant designates the person named in Section 1.1 hereof as Tenant’s Authorized Representative to communicate with Landlord as Tenant’s authorized agent hereunder, as the same may be changed from time to time upon written notice from Tenant to Landlord. Landlord may rely on the communications of such Authorized Representative without further inquiry or evidence of authority. Tenant’s Authorized Representative shall be the person so designated in Section 1.1 and such successors as may be named from time to time by the then current Tenant’s Authorized Representative or by Tenant’s President or Managing Member or Tenant’s General Counsel.
8.15    NOTICE OF LEASE
Landlord and Tenant agree not to record this Lease. Both parties will, at the request of either, execute, acknowledge and deliver a Notice of Lease and a Notice of Termination of Lease Term, each in the form of Exhibit F-1 and F-2, respectively. Tenant hereby irrevocably appoints Landlord as Tenant’s attorney-in-fact (which appointment shall survive the expiration of the Term or earlier termination of the Term) with full power of substitution to execute, acknowledge and deliver a notice of termination of lease on Tenant’s name if Tenant fails to do so within ten (10) days after request therefor.
8.16    TENANT AND LANDLORD AS BUSINESS ENTITIES
Tenant warrants and represents that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) to Tenant’s actual knowledge, Tenant is in compliance with all laws and orders of public authorities applicable to Tenant; (d) Tenant has duly executed and delivered this Lease; (e) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (iv) will not result in the imposition of any lien or charge on any of Tenant’s property, except by the provisions of this Lease; (f) the Lease is a valid and binding obligation of Tenant in accordance with its terms; and (g) Tenant’s Federal Taxpayer Identification Number is 13-6899047. Tenant agrees that breach of the foregoing warranty and representation shall at Landlord’s election be a default under this Lease for which there shall be no cure. This warranty and representation shall survive the expiration or earlier termination of the Term.
To the best of Landlord’s knowledge (a) Landlord is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Landlord has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Landlord has duly executed and delivered this lease; (d) the execution, delivery and performance by Landlord of this Lease (i) are within the powers of Landlord, (ii) have been duly authorized by all requisite action, and (iii) will not result in the imposition of any lien or charge on any of Landlord’s property, except by the provisions of this Lease; and (e) the Lease is a valid and binding obligation of Landlord in accordance with its terms.
8.17    RELOCATION
If at any time during the Term the Rentable Floor Area of the Premises contains less than ten thousand (10,000) square feet, Landlord reserves the right to move Tenant, and if Landlord so requests, Tenant shall vacate the Premises and relinquish its right with respect to the same, provided that Landlord gives Tenant not less than six (6) months prior written notice of such a move, and so long as Landlord provides to Tenant space within the Hobbs Brook Office Park. Such space shall be reasonably comparable in size, layout, finish and utility to the existing Premises, and further provided that Landlord shall, at its sole cost and expense, move Tenant and its removable property from the Premises to such new space in such a manner as will minimize, to the greatest extent practicable, undue interference with the business operations of Tenant. Landlord agrees to perform the construction, build-out, and finishing of such space to a condition comparable to the condition of the Premises subject to a mutually agreed upon allowance for the costs therefor, and for all verified reasonable direct costs actually incurred solely due to any such relocation, including without limitation the costs of relocating furniture, files and equipment, telephone installation, computer wiring and cabling, and reasonable costs of new stationery and business cards. Any such space shall from and after such relocation be treated as the Premises demised under this Lease, and shall be occupied by Tenant under the same terms.
8.18    FINANCIAL STATEMENTS
If at any time during the Term Tenant is not a publicly traded company that makes public reports as provided by the Securities and Exchange Commission, then Tenant shall furnish to Landlord within one hundred twenty (120) days after each of Tenant’s fiscal years during the Term an accurate, up-to-date, audited if available, financial statement of Tenant and Guarantor showing Tenant’s, and each Guarantor’s, financial condition for the preceding fiscal year. If not so furnished, Tenant shall furnish the same to Landlord within thirty (30) days after Landlord’s request therefor. If no audited financial statement is prepared, such statement will be certified by the CFO or Treasurer of Tenant or Guarantor, as applicable. Unless public by other means, Landlord will maintain confidential such statement, except as required by as applicable law or court order; however Landlord may provide such statements to Landlord’s prospective and actual lenders and purchasers, and its and their accountants, attorneys and partners (herein collectively, “Landlord’s Advisors”), as long as Landlord advises the recipients of the existence of Landlord’s confidentiality obligation (and if reasonably requested by Tenant, Landlord shall execute a reasonable confidentiality agreement affirming the confidentiality obligations of Landlord and/or Landlord’s Advisors in connection with this Section 8.18). So long as Tenant is a publicly-traded company that makes public reports as required by the Securities and Exchange Commission, those publicly-available reports shall satisfy all obligations of Tenant under this Section 8.18.
8.19    SECURITY DEPOSIT
Within ten (10) Business Days after the execution of this Lease, Tenant shall pay to Landlord as a Security Deposit for the performance of the obligations of Tenant hereunder the amount specified in Section 1.1. The Security Deposit shall be in the form of an irrevocable letter of credit in substantially the same form as the form of letter of credit attached hereto as Exhibit G and otherwise in accordance with the provisions of this Section 8.19. Tenant agrees that Tenant’s failure timely to provide such irrevocable letter of credit in accordance with the provisions of this Section 8.19 shall at Landlord’s election be a default under this Lease for which there shall be no cure and that Landlord reserves all rights and remedies under the Lease in connection with any such default.
The letter of credit required under the first paragraph of this Section 8.19 shall contain all of the following terms and satisfy all of the following conditions (which terms and conditions are hereinafter referred to as the “Letter of Credit Terms and Conditions”): (i) the letter of credit shall be irrevocable, (ii) the letter of credit shall only require the presentation to the issuer of a certificate of the holder of the letter of credit stating that Landlord is entitled to draw upon the letter of credit under the terms of this Lease, and stating the amount of the requested draw, (iii) the letter of credit shall be payable to Landlord or its successors in interest as the Landlord under this Lease and shall be freely transferable without cost to Landlord or to any such successor or any lender holding a collateral assignment of Landlord’s interest in the Lease, (iv) the letter of credit shall be in the amount required under Section 1.1, (v) the letter of credit shall be for an initial term of not less than one year and contain a provision that such term shall be automatically renewed for successive one-year periods unless the issuer shall, at least forty five (45) days prior to the scheduled expiration date, give Landlord notice of such nonrenewal, (vi) the letter of credit shall be in form and substance reasonably acceptable to Landlord, and (vii) the letter of credit shall be issued by a commercial bank or savings and loan association which is reasonably acceptable to Landlord which can be drawn at such institution’s counter in New York, New York and/or Boston, Massachusetts (said initial letter of credit security deposit and every renewal thereof and every new letter of credit in replacement or substitution thereof, are hereinafter referred to as the “Letter of Credit Security Deposit”). Not less than thirty (30) days before the expiration of the initial Letter of Credit Security Deposit and every renewal thereof, Tenant shall deliver to Landlord a renewal of the Letter of Credit Security Deposit or a new Letter of Credit Security Deposit, in either case, except as otherwise expressly provided herein, containing and satisfying the Letter of Credit Security Deposit Terms and Conditions. Notwithstanding the foregoing, the Letter of Credit Security Deposit to be delivered by Tenant for the final period of twelve (12) or fewer months before the expiration of the Term of this Lease shall be for a term ending not sooner than sixty (60) days after the expiration of the Term of this Lease.
The Letter of Credit Security Deposit shall be issued by a commercial bank or savings and loan association that is chartered under the laws of the United States, any state or commonwealth thereof, or the District of Columbia and insured by the Federal Deposit Insurance Corporation. If at any time Landlord determines in its sole discretion that the financial condition of such issuer has changed in any materially adverse way from the financial condition of such issuer as of the date of execution of this Lease (including, without limitation, if such issuer is declared insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, or if a trustee, receiver or liquidator is appointed for such issuer), then Tenant shall within five (5) Business Days after written notice from Landlord deliver to Landlord a replacement Letter of Credit Security Deposit issued by a commercial bank or savings and loan association acceptable to Landlord in its sole discretion and that meets all other requirements of this Section 8.19. Notwithstanding anything in this Lease to the contrary, Tenant’s failure to comply with the foregoing sentence shall constitute an event of default under the Lease (without further notice or grace or cure periods).
Landlord shall be entitled to draw upon the Letter of Credit Security Deposit for its full amount or any portion thereof if (a) Tenant shall fail to surrender the Premises as required under this Lease on or before the expiration of the Term, or shall otherwise fail to perform any of its obligations under the Lease after the expiration of any applicable notice and cure period, or shall fail to perform any of its obligations under the Lease and transmittal of a default notice is barred by applicable law, (b) not less than thirty (30) days before the scheduled expiration of the Letter of Credit Security Deposit, Tenant has not delivered to Landlord a new Letter of Credit Security Deposit in accordance with this Section 8.19, or (c) Tenant shall fail to provide a replacement Letter of Credit Security Deposit as set forth in the preceding paragraph.
Landlord may, but shall not be obligated to, draw on the Letter of Credit Security Deposit from time to time in the event of a bankruptcy filing by or against Tenant and/or to compensate Landlord, in such order as Landlord may determine, for all or any part of any unpaid rent, any damages arising from any termination of the Lease in accordance with the terms of the Lease, and/or any damages arising from any rejection of the Lease in a bankruptcy proceeding commenced by or against Tenant. Landlord may, but shall not be obligated to, apply the amount so drawn to the extent necessary to pay any amount due Landlord hereunder. Landlord’s application of the Letter of Credit Security Deposit shall not contribute to the cure of any default unless and until Tenant reinstates the Security Deposit to its full amount (either in the form of cash or a new Letter of Credit Security Deposit compliant with the provisions of this Section 8.19).
Any amount of the Letter of Credit Security Deposit drawn in excess of the amount applied by Landlord to cure any such failure shall be held by Landlord as a cash Security Deposit for the performance by Tenant of its obligations under the Lease. Any cash Security Deposit may be mingled with other funds of Landlord and no fiduciary relationship shall be created with respect to such deposit, nor shall Landlord be liable to pay Tenant interest thereon. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obliged to, apply the cash Security Deposit to the extent necessary to pay any amount due Landlord hereunder. Landlord’s application of such a cash Security Deposit shall not contribute to the cure of any default unless and until Tenant reinstates the Security Deposit to its full amount (either in the form of cash or a new Letter of Credit Security Deposit compliant with the provisions of this Section 8.19).
After any such application by Landlord of the Letter of Credit Security Deposit within ten (10) days after written demand from Landlord, Tenant shall reinstate the Security Deposit to the amount originally required to be maintained under the Lease (in the form of a new Letter of Credit Security Deposit compliant with the provisions of this Section 8.19). Provided that Tenant is not then in default under the Lease, and no condition exists or event has occurred which after the expiration of any applicable notice or cure period would constitute such a default, within sixty (60) days after the expiration or sooner termination of the Term the Letter of Credit Security Deposit and any cash Security Deposit, to the extent not applied, shall be returned to the Tenant, without interest.
Tenant shall not have the right to call upon Landlord to apply all or any part of the Security Deposit to cure any default or to fulfill any obligation of Tenant, but such use shall be solely in the discretion of Landlord.
Upon any conveyance by Landlord of its interest under this Lease, the Security Deposit then held by Landlord shall be delivered by Landlord to Landlord’s grantee or transferee. Upon any such delivery and the written acknowledgment by such grantee or transferee of its receipt and that it shall continue to hold such Security Deposit as required by the terms and provisions of this Lease, Tenant hereby releases Landlord herein named (and each subsequent grantor or transferor) of any and all liability with respect to the Security Deposit, its application and return, and Tenant agrees to look solely to such grantee or transferee.
8.20    REDUCTION/TERMINATION OF SECURITY DEPOSIT
Except as set forth below, effective as of the first (1st) day of the second (2nd) Lease Year, the amount of the Security Deposit may at Tenant’s written request be reduced to five (5) months’ Rent based on the Annual Fixed Rent under the Lease at such time. On the first (1st) day of the third (3rd) Lease Year, the amount of the Security Deposit may at Tenant’s written request be reduced to four (4) months’ Rent based on the Annual Fixed Rent under the Lease at such time. On the first (1st) day of the fourth (4th) Lease Year, the amount of Security Deposit may at Tenant’s written request be reduced to three (3) months' Rent based on the Annual Fixed Rent under the Lease at such time. On the first (1st) day of the fifth (5th) Lease Year, the amount of the Security Deposit may at Tenant's written request be reduced to two (2) months' Rent based on the Annual Fixed Rent under the Lease at such time. Notwithstanding any provisions in this paragraph providing such reductions in the Security Deposit, such reductions shall not be permitted if, prior to Tenant’s request, Tenant has ever previously been in default after any applicable notice and cure periods under this Lease have expired or if Landlord has ever drawn on the Letter of Credit Security Deposit.
8.21    MISCELLANEOUS PROVISIONS
This Lease may be executed in counterparts and shall constitute the agreement of Landlord and Tenant whether or not their signatures appear in a single copy hereof. This Lease shall be construed as a sealed instrument and shall be governed exclusively by the provisions hereof and by the laws of The Commonwealth of Massachusetts as the same may from time to time exist. The titles are for convenience only and shall not be considered a part of the Lease. Where the phrases “persons acting under Tenant” or “persons claiming under Tenant” or similar phrases are used, the persons included shall be all employees, agents, independent contractors and invitees of Tenant or of any Transferee of Tenant. The enumeration of specific examples of or inclusions in a general provision shall not be construed as a limitation of the general provision. If Tenant is granted any extension option, expansion option or other right or option, the exercise of such right or option (and notice thereof) must be unconditional to be effective, time always being of the essence to the exercise of such right or option; and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. Unless otherwise stated herein, any consent or approval required hereunder may be given or withheld in the sole absolute discretion of the party whose consent or approval is required. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other documents relating hereto may be reproduced by any party by photographic, microfilm, microfiche or other reproduction process and the originals thereof may be destroyed; and each party agrees that any reproductions shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not reproduction was made in the regular course of business) and that any further reproduction of such reproduction shall likewise be admissible in evidence. This Lease may be amended only by a writing signed by all of the parties hereto. Any reference in this Lease to the time for the performance of obligations or elapsed time shall mean consecutive calendar days, months, or years as applicable. “Business Day” shall mean any day of the week other than Saturday, Sunday, or a day on which banking institutions in Boston, Massachusetts are obligated or authorized by law or executive action to be closed to the transaction of normal banking business. In the event the time for performance of any obligation hereunder expires on any day other than a Business Day the time for performance shall be extended to the next Business Day.
8.22    CARD ACCESS TO THE PREMISES
Tenant shall have the right to install in the Premises its own card key access system and/or security systems within and to the Premises, provided that (i) Tenant obtains Landlord’s prior written consent therefor in accordance with Section 5.9 of the Lease, (ii) such system is compatible with any security system installed by Landlord in the Building and will not adversely affect any of the Building systems, and (iii) Tenant’s employees will still be required to use Landlord’s access control cards for access to the Building and the common areas. Tenant shall provide Landlord with a “master” card key so that Landlord shall have access through each entry door of the Premises. Tenant agrees to remove Tenant’s card key access system, and/or security systems, at the end of the Term and without any additional notice from Landlord, in conformance with the requirements of Section 5.10, as a required removable.

ARTICLE IX
LIABILITY OF LANDLORD AND TENANT AND ASSIGNMENT FOR FINANCING
9.1    LIABILITY OF LANDLORD AND TENANT
Tenant agrees to look only to Landlord’s interest in the Land and Building (and any insurance and sale proceeds related thereto and any rents and profits derived therefrom) for satisfaction of any claim against Landlord hereunder or under any other instrument related to the Lease (including any separate agreements among the parties and any notices or certificates delivered by Landlord) and not to any other property or assets of Landlord. If Landlord from time to time transfers its interest in the Land and Building (or part thereof which includes the Premises), then from and after each such transfer Tenant shall look solely to the interests in the Land and Building of each of Landlord’s transferees for the performance of all of the obligations of Landlord hereunder (or under any related instrument). The obligations of Landlord shall not be binding on any partners, mortgagees, members, managers, directors, officers, trustees, or beneficiaries of Landlord or of any successor, individually, but only upon Landlord’s or such successor’s interest described above.
Except for the gross negligence or willful misconduct of Landlord or any of the Landlord Indemnitees (as such term is defined in Section 5.5.1), Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury or damage to any person or property whatsoever. In no event shall Landlord ever be liable for any indirect or consequential damages. It is expressly agreed by Landlord and Tenant that business interruption costs and expenses are indirect and consequential damages under the terms of this Lease and no other property assets of Landlord shall be subject to levy, execution or other enforcement procedures for satisfaction of any judgment or decree in favor of Tenant. The shareholders, partners, members, trustees, or other beneficial owners of Tenant shall have no obligation or liability hereunder for the obligations and liabilities of Tenant under this Lease. Notwithstanding anything to the contrary in the Lease, Tenant shall not be liable to Landlord under this Lease for indirect or consequential damages except under Sections 5.2 and 8.1 and Article VII.
9.2    ASSIGNMENT OF RENTS
If, at any time and from time to time, Landlord assigns this Lease or the Rents payable hereunder to the holder of any mortgage on the Building, or to any other party for the purpose of securing financing (the holder of any such mortgage and any other such financing party are referred to herein as the “Financing Party”), whether such assignment is conditional in nature or otherwise, the following provisions shall apply:
(a)    Such assignment to the Financing Party shall not be deemed an assumption by the Financing Party of any obligations of Landlord hereunder unless such Financing Party shall, by written notice to Tenant, specifically otherwise elect;
(b)    Except as provided in Section 9.2(a) above and Section 9.2(c) below, the Financing Party shall be treated as having assumed Landlord’s obligations hereunder (subject to Section 9.1) only upon foreclosure of its mortgage (or voluntary conveyance by deed in lieu thereof) and the taking of possession of the Premises from and after foreclosure and, with respect to obligations regarding return of the Security Deposit, only upon receipt of the funds constituting such Security Deposit;
(c)    Subject to Section 9.1, the Financing Party shall be responsible for only such breaches under the Lease by Landlord which occur during the period of ownership by the Financing Party after such foreclosure (or voluntary conveyance by deed in lieu thereof) and taking of possession, as aforesaid; and
(d)    In the event Tenant alleges that Landlord is in default under any of Landlord’s obligations under this Lease, Tenant agrees to give any Financing Party, by registered mail, a copy of any notice of default which is served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing, (whether by way of notice of an assignment of lease, request to execute an estoppel letter, or otherwise) of the address of such Financing Party. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided by law or such additional time as may be provided in such notice to Landlord, such Financing Party shall have sixty (60) days after the last date on which Landlord could have cured such default within which such Financing Party will be permitted to cure such default. If such default cannot be cured within such sixty (60) day period, then such Financing Party shall have such additional time as may be necessary to cure such default, if within such sixty (60) day period such Financing Party has commenced and is diligently pursuing the remedies necessary to effect such cure (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure), in which event Tenant shall have no right with respect to such default while such remedies are being diligently pursued by such Financing Party.
In all events, any liability of a Financing Party shall be limited to the interest of such Financing Party in the Land and Building, and in no event shall a Financing Party ever be liable for any indirect or consequential damages.
Tenant hereby agrees to enter into such agreements or instruments as may be requested from time to time in confirmation of the foregoing.

ARTICLE X
SUBORDINATION AND NON-DISTURBANCE
This Lease shall be subject and subordinate to any first mortgage and to any junior mortgage that has been approved by the first mortgagee that may now or hereafter be placed upon the Building and/or the Land and to any and all advances to be made under such mortgages and to the interest thereon, and all renewals, extensions and consolidations thereof. Any mortgagee may elect to give this Lease priority to its mortgage, except that the Lease shall not have priority to (i) the prior right, claim and lien of such mortgagees in, to and upon any insurance proceeds and the disposition thereof under the mortgage; (ii) the prior right, claim and lien of such mortgagees in, to and upon any award or compensation heretofore or hereafter to be made for any taking by eminent domain of any part of the Premises, and to the right of disposition thereof under the mortgage; and (iii) any lien, right, power or interest, if any, which may have arisen or intervened in the period between the recording of the mortgages and the execution of this Lease, or any lien or judgment which may arise any time under the terms of this Lease. In the event of such election and upon notification by such mortgagee, this Lease shall be deemed prior in lien to the said mortgage. This Article X shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver whatever instruments may be required by the first mortgagee or junior mortgagee to acknowledge such subordination or priority in a recordable form with such commercially reasonable changes as may be requested by Tenant, so long as such changes are acceptable to such mortgagee, and if Tenant fails to do so within ten (10) days after demand, Tenant hereby irrevocably appoints Landlord as Tenant’s attorney in fact, in its name, place and stead to do so. Any mortgagee’s standard processing fee and any Landlord’s reasonable attorneys’ fees associated with the execution of any subordination and non-disturbance agreement shall be payable as Additional Rent. Landlord represents that as of the date of this Lease there is no mortgage encumbering the Building or the Land.

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Executed to take effect as a sealed instrument.

LANDLORD: 404 WYMAN LLC, a Delaware limited liability company By: /s/ Kevin Casey Manager

TENANT:
INTRALINKS HOLDINGS, INC., a Delaware corporation
By: /s/ Ronald W. Hovsepian
Name: Ronald W. Hovsepian
Title: As its President and CEO, and not individually and without personal liability

By: /s/ Scott N. Semel
Name: Scott N. Semel
Title: As its Secretary, and not individually and without personal liability

EAST\66392481.7

Exhibit A
Plan of Premises
2nd Floor of North Pod

AVAILABLE
AVAILABLE
NORTH POD LEVEL 4

Exhibit A - Plan of Premises

A-1
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Exhibit A-1
Plan of Swing Space (aka Expansion Area A)

A-1-1
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Exhibit A-2
Plan of Expansion Area B

NORTH POD LEVEL 4
AVAILABLE
AVAILABLE

Exhibit A-2 - Plan of Expansion Area B

A-2-1
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Exhibit A-3
Plan of Alternative Expansion Area A Space

A-3-1
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Exhibit A-4
Plan of First Floor Offered Space

A-4-1
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Exhibit A-5

Superior Rights
1.    Compuware Corporation

A-5-1
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Exhibit B
Landlord's Initial Construction

1.    Plans and Specifications.

(a)    Preparation of Plans. Tenant shall prepare at Tenant’s cost, subject to reimbursement from the Improvement Allowance to the extent permitted under Section 6 of this Exhibit B, as hereinafter defined, plans ("Tenant's Plans") for the construction and layout of the Premises, using Landlord's Building Standard Materials and Finishes, which Tenant Plans shall be in accordance with the layout plan attached hereto as Exhibit B-1 and the plan requirements set forth below and shall be submitted to Landlord for its approval (which may be given or denied in accordance with Section 5.9 of the Lease) on or before the Tenant’s Plan Delivery Date (as defined in Section 1.1 of this Lease). Tenants leasing partial floors shall design entrances, doors and any other elements which visually integrate with the elevator lobbies and common areas in a manner and with materials and finishes which are compatible with the Building Standard Materials and Finishes for such floor. Landlord reserves the right to reject plans which in its opinion fail to comply with this provision. All mechanical, electrical and plumbing engineering design work shall be performed by an engineer reasonably designated and/or approved by Landlord. (Landlord hereby approves AHA Consulting Engineers of Cambridge, MA and Lexington, MA (“AHA Consulting Engineers”) for such purpose). Time is of the essence with respect to Tenant's preparation and submission of Tenant's Plans. Landlord shall have the absolute right to approve Tenant's Plans in Landlord's sole discretion, and if, for any reason, Landlord does not approve Tenant's Plans, it shall state specifically the reasons therefor. Unless Tenant promptly makes the changes to Tenant's Plans as are required by Landlord, Landlord has the right to terminate this Lease and all of Landlord's obligations hereunder by written notice to Tenant. Landlord may delete from Tenant’s Plans and any Change Order, as hereinafter defined, and need not approve, any items or aspects of Tenant’s Plans which in Landlord’s reasonable judgment (i) would delay other work in the Building, (ii) would increase the cost of operating the Building or performing any other work in the Building, (iii) are incompatible with the design, quality, equipment or systems of the Building, (iv) would require unusual expense to readapt the Premises to general purpose office use or (v) otherwise do not comply with the provisions of this Lease (including, without limitation, Section 5.9).

(b)    Delivery Dates. Without limiting the generality of the foregoing, on or before the Tenant’s Plans Delivery Date, Tenant shall submit the information/data/plans, etc., as noted:

(i)    A list of any items or matters, which might require structural modifications to the Building, including, without limitation, the following:

(1)    Location and details of special floor areas exceeding seventy (70) pounds of live load per square foot;
(2)    Location and weights of storage files;
(3)    Location of any special soundproofing requirements;
(4)    Existence of any extraordinary HVAC requirements necessitating perforation of structural members or connection to the Building condenser water loop; and
(5)    Existence of any requirements for interconnecting staircases or other items affecting the structure.

B-1
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(ii)    One (1) sepia and one (1) blackline drawing, or in the alternative CAD with prints thereof, showing all architectural, mechanical and electrical systems, including, without limitation, cutsheets, specifications and the following:

CONSTRUCTION PLANS:

(1)    All partitions shall be shown; indicate all Building standard or non-standard construction and details referenced;
(2)    Dimensions for partition shall be shown to face of stud; critical tolerances and ± dimensions shall be clearly noted;
(3)    All doors shall be shown on and shall be numbered and scheduled on door schedule;
(4)    All non-Building standard construction, non-standard materials and/or installation shall be explicitly noted; equipment and finishes shall be shown and details referenced; and
(5)    All plumbing fixtures or other equipment requirements and any equipment requiring connection to Building plumbing systems shall be noted.

REFLECTED CEILING PLAN:

(1)    Layout suspended ceiling grid pattern in each room, describing the intent of the ceiling working point, origin and/or centering; and
(2)    Locate all ceiling-mounted lighting fixtures and air handling devices including air dampers, fan boxes, etc., Building standard 2' x 2' fluorescent lighting fixtures, Building standard supply air diffusers, Building standard wall switches, down lights, special lighting fixtures, special return air registers, special supply air diffusers, and special wall switches.

TELEPHONE AND ELECTRICAL EQUIPMENT PLAN:

(1)    All telephone outlets required;
(2)    All electrical outlets required; note non-standard power devices and/or related equipment; and
(3)    All electrical requirements associated with plumbing fixtures or equipment; append product data for all equipment requiring special power, temperature control or plumbing considerations.

DOOR SCHEDULE:

(1)    Provide a schedule of doors, sizes, finishes, hardware sets, and all information necessary to fully describe selected Building standard; and
(2)    Non-standard materials and/or installation shall be explicitly noted.

HVAC:

EAST\66392481.7    B-2

(1)    Areas requiring special temperature and/or humidity control requirements;
(2)    Heat emission of equipment (including catalogue cuts), such as CRTs, copy machines, etc.; and
(3)    Special exhaust requirements - conference rooms, pantry, toilets, etc.

ELECTRICAL:

(1)    Special lighting requirements;
(2)    Power requirements and special outlet requirements of equipment;
(3)    Security requirements; and
(4)    Supplied telephone equipment and the necessary space allocation for same.

PLUMBING:

(1)    Remote toilets;
(2)    Pantry equipment requirements;
(3)    Remote water and/or drain requirements such as for sinks, ice makers, etc.; and
(4)    Special drainage requirements, such as those requiring holding or dilution tanks.

COMPUTERS:

Equipment cuts, power requirements, heat emissions, raised floor requirements, fire protection requirements, security requirements, and emergency power.

(c)    Plan Requirements. Tenant's Plans shall be fully detailed and fully coordinated, shall show complete dimensions, and shall have designated thereon all points of location and other matters, including, without limitation, special construction details and finish schedules. All drawings shall be uniform size (30" x 42") and shall incorporate the standard electrical and plumbing symbols and be at a scale of 1/8" = 1'0" or larger. Materials and/or installation shall be explicitly noted and adequately specified to allow for Landlord review, building permit application, and construction. All equipment and installations shall be made in accordance with Landlord's Building Standard Materials and Finishes and procedures unless a deviation is shown on Tenant's Plan and approved by Landlord. A concise description of products, acceptable substitutes, and installation procedures and standards shall be provided. Product cuts must be provided and special mechanical or electrical loads noted. Landlord's approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

(d)    Drawing and Document Production. Landlord shall provide Tenant with a CAD disk showing the Building outline, core walls and columns, together with corridor and demising wall location plans. In addition, in the event that compatible CAD drawing production is not available between the architectural designer and the mechanical, electrical and plumbing engineers, the following four (4) mylars, supplied by the architects to the mechanical, electrical and plumbing engineers, are required:

EAST\66392481.7    B-3

(i)    One (1) composite, reverse washoff mylar showing electrical and telephone layouts as follows:
Fifty percent (50%) screened: Building outline, core walls, columns and Tenant partitions.

Full strength: All telephone and power outlets and dimensional information locating these outlets both in plan and elevation where necessary;

(ii)    Two (2) composite, reverse washoff mylars showing reflecting ceiling plan as follows:

Fifty percent (50%) screened: Building outline, core walls, columns and Tenant partitions.

Full strength: Lighting fixtures; and

(iii)    One (1) composite, reverse washoff mylar showing reflecting ceiling plan as follows:

Fifty percent (50%) screened: Building outline, core walls, columns, Tenant partitions and lighting fixtures.

(e)    Change Orders. Tenant's Plans shall not be changed or modified by Tenant after approval by Landlord without the further approval in writing by Landlord (“Change Order”). If Tenant desires to request a Change Order, Tenant may request, in writing upon submission of such Change Order for Landlord’s approval, that Landlord or its general contractor provide an estimate of any delays in the completion of Landlord’s Initial Construction as a result of such Change Order. Upon receipt of such estimate from Landlord or its general contractor, Tenant may elect either to proceed with such Change Order request or to rescind its request for Landlord’s approval of such Change Order. Without limiting the foregoing, it shall not be considered unreasonable for Landlord to withhold, delay or condition its consent, and Landlord shall not in any event be obligated to approve any change or modification of Tenant's Plans which in Landlord's sole opinion will cause (i) any delay in the completion of Landlord’s Initial Construction (as hereinafter defined) unless Tenant shall have agreed in writing that such delay shall constitute a Tenant’s Delay in accordance with Section 3(a)(ii) below or (ii) any additional cost or expense to Landlord unless such cost or expense is agreed to by Tenant with Tenant agreeing to promptly reimburse Landlord therefore within ten (10) Business Days after billing therefor or to pay Landlord prior to the commencement of such Change Order work and/or completion of such Change Order work, as may be agreed upon between the parties. Notwithstanding the foregoing, Landlord may, but shall not be obligated to, approve any such Change Order on the condition that Tenant shall pay Landlord in full, prior to the commencement of Landlord’s Initial Construction, for any and all additional costs or expenses associated with the approval of said Change Order.

2.    Completion of Landlord’s Initial Construction.

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(a)    Construction of Premises. Landlord shall exercise reasonable efforts to substantially complete the work specified in Landlord’s Plans (“Landlord’s Initial Construction”) necessary to prepare the Premises for Tenant's occupancy on or before the Estimated Term Commencement Date specified in Section 1.1 of this Lease, subject to Tenant's Delays (as hereinafter defined) and Force Majeure, as such term is defined in Section 4.2 of this Lease.

(b)    Substantial Completion. The Premises shall be deemed ready for occupancy on that day (the “Substantial Completion Date”) on which Landlord's Initial Construction is “Substantially Complete,” defined to mean that Landlord’s Initial Construction has been completed (i) except for minor items of construction, mechanical and electrical adjustment or other work which Landlord is able to complete after Tenant has occupied the Premises without unreasonably interfering with Tenant's use thereof and (ii) as evidenced by the receipt of a certificate of occupancy (whether permanent or temporary) for the Premises by the applicable local governmental authority permitting Tenant to occupy the Premises for the Permitted Uses. If the certificate of occupancy received is temporary, then Landlord shall continue to diligently pursue obtaining a final certificate of occupancy for Landlord’s Initial Construction from the applicable governmental authority.

3.    Tenant's Delay.

(a)    Any delay that shall occur in the Substantial Completion Date as the result of the following shall be a Tenant's Delay:

(i)    any request by Tenant that Landlord delay in the commencement or completion of Landlord's Initial Construction for any reason;

(ii)    any change made or requested by Tenant in any of Tenant’s Plans;

(iii)	any special requirements of Tenant not in conformity with Tenant’s Plans;

(iv)    any other act or omission of Tenant or its members, managers, officers, directors, agents, servants, contractors, architects, engineers, or employees; or

(v)    any reasonably necessary rescheduling of the sequence of any of Landlord's Initial Construction due to any of the causes for delay referred to in clauses (i), (ii), (iii), and (iv) of this paragraph (a) of Section 3.

(b)    If any delay in the Substantial Completion Date is the result of Force Majeure, and such delay would not have occurred but for any of Tenant's Delays described in paragraph (a) of this Section 3, such delay shall be deemed added to Tenant's Delays described in that paragraph.

(c)    In addition to Landlord's other rights and remedies under prevailing circumstances, the Term Commencement Date shall automatically be extended for the period of any delays caused by Tenant's Delay(s) or Force Majeure, but the number of days of the Initial Fixed Rent Waiver Period to which Tenant is entitled under Section 1.1 of the Lease shall be reduced by the number of days the Term Commencement Date is delayed as a result of a Tenant’s Delay.

(d)    If, as a result of Tenant's Delay(s), the Substantial Completion Date is delayed in the aggregate for more than sixty (60) days, Landlord may (but shall not be required to) at any time thereafter terminate this Lease by giving written notice of such termination to Tenant, and thereupon this Lease shall

EAST\66392481.7    B-5

forthwith terminate without further liability or obligation on the part of either party, except that Tenant shall pay to Landlord the damages suffered by Landlord by reason of such Lease termination including, without limitation, the cost theretofore incurred by Landlord in performing and, if applicable, demolishing Landlord’s Initial Construction, plus an amount equal to Landlord's out‑of‑pocket expenses incurred in connection with this Lease, including, without limitation, brokerage and legal fees, together with any amount required to be paid pursuant to paragraph (a) of this Section 3, through the effective termination date.

4.    Conclusiveness of Landlord's Performance.

Tenant shall have no claim that Landlord has failed to perform any of Landlord’s Initial Construction, unless Tenant shall have given Landlord notice, not later than sixty (60) days following the Substantial Completion Date, or, in the case of the latent defects, not later than the earlier of (a) eleven (11) months following the Substantial Completion Date or (b) the date Tenant knew or should have known about such latent defect, of respects in which Landlord has not performed Landlord’s Initial Construction. Except for Landlord’s Initial Construction, the Premises are being leased in their condition "as is" without representation or warranty by Landlord.

5.	Entry Prior to Commencement.

If and as long as Tenant does not interfere in any way with the construction process (by causing disharmony, scheduling or coordination difficulties, etc.), Tenant may, pursuant to the provisions of Section 3.2 of this Lease and at Tenant’s sole risk and expense, enter the Premises up to thirty (30) days prior to the Term Commencement Date for the purpose of installing Tenant’s decorations, movable furnishings, and business fixtures and equipment. The determination of any such interference by Landlord shall be conclusive.

Prior to the Term Commencement Date Tenant shall comply with and perform, and shall cause its employees, agents, contractors, subcontractors, material suppliers and laborers to comply with and perform, all Tenant’s obligations under this Lease except the obligations to pay Annual Fixed Rent and Additional Rent and other obligations, the performance of which would be clearly incompatible with the installation of decorations, movable furnishings, and business fixtures and equipment pursuant hereto.

Any independent contractor of Tenant (or any employee or agent of Tenant) performing any work in the Premises prior to the Term Commencement Date if and to the extent permitted by Landlord pursuant to the provisions of Section 3.2 of this Lease shall be a “Tenant Contractor” and shall be subject to all of the terms, conditions and requirements contained in the Lease, except the obligations to pay Annual Fixed Rent and Additional Rent and other obligations, the performance of which would be clearly incompatible. Neither Tenant nor any Tenant Contractor shall interfere in any way with construction of, nor damage, Landlord’s Initial Construction, and shall do all things reasonably requested by Landlord to expedite construction of Landlord’s Initial Construction. Without limitation, Tenant shall require each Tenant Contractor to adjust and coordinate any work or installation in or to the Premises to meet the schedule or requirements of other work being performed by or for Landlord throughout the Building which shall in all cases have precedence. If Tenant or any Tenant Contractor fails so to adjust to the schedule or requirements of Landlord, then Landlord shall use commercially reasonable efforts to notify Tenant (as is reasonable under the circumstances) and Landlord may immediately require Tenant or any Tenant Contractor to cease their activity or coordinate the same with Landlord’s Initial Construction (and the failure to do so shall be considered a Tenant’s Delay). Neither Tenant nor any Tenant Contractor shall cause any labor disharmony, and Tenant shall be responsible for all costs required to produce labor

EAST\66392481.7    B-6

harmony in connection with an entry under this Section. In all events, Tenant shall indemnify the Landlord Indemnitees in the manner provided in Section 5.5.1 of this Lease against any claim, loss or cost arising out of any interference with, or damage to, Landlord’s Initial Construction or any other work in the Building, or any delay thereto, or any increase in the cost thereof on account in whole or in part of any act, omission, neglect or default by Tenant or any Tenant Contractor. Without limiting the generality of the foregoing, to the extent that the commencement or performance of Landlord’s Initial Construction is delayed on account in whole or in part of any act, omission, neglect, or default by Tenant or any Tenant Contractor, then such delay shall constitute a Tenant Delay as provided herein.

Any requirements of any such Tenant Contractor for services from Landlord or Landlord’s contractor, such as hoisting, electrical or mechanical needs, shall be paid for in advance by Tenant and arranged between such Tenant Contractor and Landlord or Landlord’s contractor. Should the work of any Tenant Contractor depend on the installed field conditions of any item of Landlord’s Initial Construction, such Tenant Contractor shall ascertain such field conditions after installation of such item of Landlord’s Initial Construction. Neither Landlord nor Landlord’s contractor shall ever be required or obliged to alter the method, time or manner for performing Landlord’s Initial Construction or work elsewhere in the Building, on account of the work of any such Tenant Contractor. Should Landlord’s contractor, including subcontractors working under such contractor, damage or delay the work of any Tenant Contractor, then such Tenant Contractor, by entering on the Premises, shall be deemed to have agreed not to prosecute any claim against Landlord, but shall look solely to Landlord’s contractor (or such contractor’s subcontractors) that allegedly caused the damage or delay. If any such Tenant Contractor ever makes a claim against any Landlord Indemnitee (as such term is defined in Section 5.5.1 of this Lease) directly, then Tenant shall indemnify such Landlord Indemnitee in the manner provided in the Lease against such claim so long as such Tenant Contractor’s loss was not caused solely and directly by the negligence or willful and wrongful act of such Landlord Indemnitee. Tenant shall cause each Tenant Contractor performing work on the Premises to clean up regularly and remove its debris from the Premises and Building. If any Tenant Contractor fails so to clean up, then Landlord may cause its contractor to clean up and remove debris, and Tenant shall pay all costs (including administrative costs) of such cleanup and removal.

6.    Improvement Allowance.

Landlord shall provide Tenant with an allowance for the costs (the “Allowance Costs”) of preparing the Premises for Tenant's initial occupancy (including the costs of Landlord’s Initial Construction) in an amount not to exceed the “Improvement Allowance,” as such term is defined in Section 1.1 of this Lease. Allowance Costs may include (i) up to $513,250 for architectural, engineering and other so-called “soft costs” and (ii) not to exceed $150,000 for the costs to cause the demolition of the Premises prior to the performance of Landlord’s Initial Construction. If requested by Tenant for any particular item(s) of Landlord’s Initial Construction in excess of $100,000, Landlord shall solicit bids from its general contractor who will solicit at least three (3) bids for each such item and shall promptly supply Tenant with such detailed information about bid requests and negotiations with contractors as Tenant may reasonably request, provided that any delays resulting from Tenant’s failure to act within two (2) business days upon the information supplied to it by Landlord shall constitute a Tenant Delay. In the case of each bid request, Landlord will accept the lowest responsible bid, unless Landlord and Tenant reasonably determine otherwise. Any HVAC control work shall be performed by AHA Consulting Engineers. Landlord shall notify Tenant of the total fixed-price construction cost of Landlord’s Initial Construction shown on such Construction Documents (the “Base Price”), including mark-ups as determined hereunder. The Base Price shall hereafter be subject to adjustment for Change Orders (if any). Costs of Building services or facilities (such as electricity, HVAC, and cleaning) actually required to implement Landlord’s Initial

EAST\66392481.7    B-7

Construction and other variable costs to the extent required to be paid by Tenant under the Lease (such as for review, inspection, and testing) shall thereafter be added to the Base Price (as adjusted for Change Orders). A pro-rata share of the cost of the multi-tenant corridor, if applicable, which shall be constructed by Landlord, shall be added to the Base Price. All costs referred to in this paragraph shall be subject to reimbursement from the Improvement Allowance. In the event that the total fixed price of Landlord’s Initial Construction (as determined hereunder), together with any related costs reasonably estimated by Landlord, exceeds the Improvement Allowance, Landlord may from time to time require Tenant to pay such excess to Landlord before performing Landlord’s Initial Construction.

Tenant shall be permitted to increase the Improvement Allowance (such increase being a “TI Allowance Increase”) to pay amounts otherwise due to Landlord under Section 7 below, subject to each of the following conditions:

(a)
Tenant shall only be entitled to request a TI Allowance Increase before the earlier of (x) the date that Landlord receives the final bill for Landlord’s Initial Construction or (y) the Term Commencement Date; and

(b)	the maximum amount of the TI Allowance Increase will be Ten Dollars ($10.00) per rentable square foot of the Premises (i.e., $513,250); and

(c)	Tenant shall pay Additional Rent to Landlord pursuant to Section 2.6.5 on account of the TI Allowance Increase.

7.    Excess Work.

All Landlord’s Initial Construction (including, without limitation, any demolition costs and soft costs as described above and any Change Orders, as hereinafter defined) the cost of which exceeds the Improvement Allowance shall be “Excess Work.” All Excess Work shall be performed at the sole expense of Tenant.

8.    Performance of Landlord’s Initial Construction by Landlord.

With respect to Change Orders submitted after Landlord is initially authorized (or deemed authorized) to proceed with Landlord’s Initial Construction, Landlord shall be deemed authorized to proceed with such Change Order immediately upon submission thereof; except only if Tenant shall specifically request in writing a price estimate for such Change Order, in which event Landlord shall be deemed authorized to proceed with such Change Order the second day after submission of the price estimate to Tenant if the Change Order has not then been withdrawn.

9.    Tenant Payments For Excess Work. Tenant shall pay Landlord for Excess Work within ten (10) Business Days following receipt of each Landlord's invoice therefor. Landlord may invoice Tenant periodically on account of Excess Work, each such invoice to be based on Landlord's reasonable judgment of the amount of Excess Work then performed. Tenant shall pay the entire amount of each such invoice to Landlord without set-off, deduction or retainage. The price for Landlord’s Initial Construction shall be equal to Landlord’s Direct Costs (as defined below) incurred in connection with performing Landlord’s Initial Construction, plus a fee of two and one-half percent (2.5%) of Landlord’s Direct Costs. Landlord’s Direct Costs shall mean the total cost payable by Landlord (or its general contractor) to

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subcontractors, materialmen, laborers, etc. (including any portions of such amounts designated subcontractor's or materialmen's profit, fee, overhead, and the like); plus architectural, mechanical, electrical and structural design fees incurred by Landlord; plus all costs of insuring Landlord’s Initial Construction and all costs of obtaining permits and inspections required by governmental authorities in connection with Landlord’s Initial Construction; plus Landlord's out-of-pocket costs of so‑called general conditions items paid to Landlord's general contractor and allocable to Landlord’s Initial Construction; but excluding any profit or fee payable to Landlord’s general contractor. Landlord's invoices on account of Excess Work may include any materials and equipment purchased to be part of Landlord’s Initial Construction and stored on the Land or some other location approved by Landlord and all deposits made on the purchase of such materials and equipment. Within ninety (90) days after the completion of all items of Landlord’s Initial Construction, Landlord shall provide Tenant with a final invoice prepared by Landlord for all Excess Work. Such statement shall be conclusive between the parties unless the statement is incorrect and is disputed by Tenant by notice to Landlord given within ten (10) days after Tenant's receipt of the statement. Upon issuance thereof, there shall be adjustments between Landlord and Tenant to the end that Landlord shall have received the exact amount due to Landlord hereunder on account of Excess Work. Any overpayment by Tenant shall be credited against the next payments of Annual Fixed Rent due hereunder. Any underpayment by Tenant shall be due and payable within ten (10) days after demand therefor.

All payments required to be made by Tenant hereunder, whether to Landlord or to third parties, shall be deemed Additional Rent for purposes of Article II of the Lease.

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EXHIBIT B-1

LAYOUT PLAN

Room Schedule	
Name	Count
PEOPLE	
DEV	102
DEV TEAM RM	73
EWS	2
EXEC	8
EXEC [illegible] WORKSPACE/ PHONE	8
HR	4
PRIVACY ROOM	1
STAFF WORKSTATIONS	152
SVP	15
PEOPLE	365
MEETING	
BOA[illegible] WORKSPACE/ PHONE	1
COPY	1
EWS	35
HUDDLE	20
LARGE CONF	2
MEDIUM CONF	4
SMALL CONF	2
MEETING	65
MISCELLANEOUS	
BREAK ROOM	1
COATS	2
COPY/STORAGE	1
CORRIDOR	1
FACILITIES	1
IT	1
KITCHEN	1
REC ROOM	1
RECEPTION	1
STOR/MAIL	1
STORAGE	3
MISCELLANEOUS	14

HR
LEGAL
DEVELOPMENT
BUSINESS OPS/
SALES
PRODUCT
MRKTG/
CORPORATE
MRKTG
CLIENT SERVICES

LEVEL 1 - FURNITURE PLAN

MARGULIES PERRUZZI ARCHITECTS

Design for the way you work.

INTRALINKS

TENANT FIT-UP DESIGN DEVELOPMENT DOCUMENTS

EXHIBIT B-1

B-1

NOT FOR CONSTRUCTION

B-1-1
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EXHIBIT B-2

BUILDING STANDARD MATERIALS AND FINISHES
Tenant Entries:
Shall consist of 3’ x 8’ solid core door in mahogany, (stained to match approved sample) with tempered glass sidelight 2’6” x 8’. The frame shall be clear anodized aluminum, and hardware will consist of mortise lever lockset, 2 pair of butt hinges, closer, silencer and floor stop, all in brushed aluminum finish.

Tenant Interior Doors:
Shall consist of 3’ x 7’ solid core wood doors in either mahogany or cherry veneer. The frames will be painted hollow metal. Hardware will consist of 1-1/2 pair butt hinges, mortise lever handle hardware (20% locksets, 80% passage sets), silencers and floor stop. Provide one door, frame and hardware set per 25 feet of interior partitions.

Sidelights:
18” sidelights to be installed for 50% of the interior doors with hollow metal frames. Height to align with doors.

Tenant Interior Partitions:
Shall extend from the slab to 6 inches above the ceiling (in areas where there are no ceilings) and to the underside of the acoustical ceiling where they do exist. Partitions shall be constructed with 3-5/8” 25 ga. metal stud, one layer of ½” gypsum wall board on each side and shall be insulated. All partitions per 15 square feet of useable area.

Suspended Acoustical Ceilings:
Provide a clean, monolithic ceiling appropriate for direct/indirect lighting applications. The ceiling grid will be 2’ x 2’ Armstrong 9/16 bolt slot system with Armstrong #1942 Ultima Open Plan ceiling tiles.

Painting:
All interior partitions shall receive one coat of prime coat and two coats of satin latex paint.

Carpet for all Tenant Areas:
Carpet shall be broadloom or carpet tiles, installed direct glue down, with a $25/SY allowance. Carpet shall be selected from standard range of colors in the current books. Resilient wall base will Be installed on both sides of interior partitions.

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Lighting:
High-performance, energy efficient direct/indirect fluorescent light fixture, Lithonia Avante 2AVG2CF40MDRMVOLTGEB10R5.

Single Pole Light Switches:
Provide one for every 350 square feet of tenant area. Cover plates shall be stainless and devices shall be white.

Duplex Wall Receptacles:
Provide two duplex wall receptacles for each 125 square feet of tenant area. Cover plates shall be stainless and devices shall be white.

Emergency Exit Lighting and Signs:

Provide exit lights in tenant areas as directed by the architect.

Fire Alarm Equipment:
Provide smoke detectors, horn/strobe and strobe only fire alarm devices as directed by the architect.

Sprinklers:
Provide complete sprinklering of tenant areas in conformance with code requirements based on ordinary hazard occupancy.

HVAC:
Provide (1) white Agitar supply diffuser per 190 square feet of tenant area, and one 24” x 24” white plastic egg crate return air grill per 312 square feet of tenant area.

Window Treatments:
Exterior building standard vertical blinds to be installed.

Windowsills:
Corian, color “concrete” windowsills, 8 inches wide with 2” apron to be installed at all exterior windows.

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Exhibit C
Landlord’s Cleaning Specifications
Office Area
Daily/Nightly Monday through Friday, excluding holidays.

•	Empty all waste receptacles and return to proper locations.

•	Sweep and dust mop all uncarpeted areas.

•	Vacuum all rugs and carpeted areas.

•	Dust horizontal surfaces of furniture and equipment within normal reach.

•	Clean and sanitize all drinking fountains and water coolers.

•	Remove finger marks from glass sidelights

•	Wipe clean all brass and other metal surfaces within normal reach. Clean Tenant kitchen space, (sink, surfaces, and floors with germicide)

Monthly:
Remove all finger marks from doors, door jambs, and light switches
Spot clean tile floor areas where needed

Quarterly:
Wash interior partition glass surfaces.
Dust picture frames, chart boards and similar wall hangings

RESTROOMS- Daily

•	Sweep and mop floors

•	Clean and sanitize all floors, toilet seats, bowls, urinals and fixtures

•	Clean all mirrors and shelves

•	Refill towel dispensers, tissue holders, materials to be furnished by Landlord.

•	Empty paper towel receptacles

•	Dust all partitions

MONTHLY:
Machine scrub restroom floors
Wash all partitions, dispensers and splash areas
Dust all light fixtures and ventilating grills.

QUARTERLY:
Wash all tile walls and partitions.

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Tenant requiring services in excess of those above shall request through Landlord at Tenant’s expense.

C-2
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Exhibit C-1

Heating And Air Conditioning Specifications
SUMMER

Outdoor	Indoor (maximum)
88F dry bulb	75F dry bulb
74F wet bulb	62F wet bulb

WINTER

Outdoor	Indoor (maximum)
0F dry bulb	72F dry bulb

Outside air shall be introduced at a minimum rate of 0.1 cfm per square foot of floor area and 20 cfm fresh air person.

The above is based on the following computations: sustained peak loading conditions of one (1) person per two hundred (200) square feet of usable space and a combined lighting load and power load of 4.5 watts per square foot of usable area.

C-1-1
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Exhibit D
Confirmation of Lease Commencement
Reference is made to the Lease dated    _________between 404 Wyman, LLC as Landlord and Intralinks Holdings, Inc. as Tenant (the “Lease”). The terms listed below are used as defined in the Lease.
The following are hereby confirmed:

Term Commencement Date:	__________________________
Initial Fixed Rent Waiver Period under Section 1.1:	__________________________
Term Expiration Date:	__________________________
Executed this __ day of ________, 20__.

LANDLORD: 404 WYMAN, LLC By: Name: Title:

TENANT:
INTRALINKS HOLDINGS, INC., a Delaware corporation
By:
Name:
Title: As its _____________, and not individually and without personal liability
By:
Name:
Title: As its _____________, and not individually and without personal liability

D-1
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Exhibit E
List of Furniture

20 MODULAR FREESTANDING CORNER DESKS
20 DESK CHAIRS
1 CONFERENCE ROOM TABLE, 8 FEET LONG
10 CONFERENCE ROOM CHAIRS

E-1
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Exhibit F-1

Notice Of Lease
Pursuant to Section 4 of Chapter 183 of the General Laws of Massachusetts, notice is hereby given of the following described lease.

DATE OF LEASE:	______________, 2014.

LANDLORD:	404 Wyman LLC, a Delaware limited liability company, whose address is c/o 225 Wyman Street, Waltham, Massachusetts 02451.

TENANT:	Intralinks Holdings, Inc., a Delaware corporation, whose address is 150 East 42nd Street, New York, New York 10017.

PREMISES:
Approximately 51,325 square feet of Rentable Floor Area located on the second floor of the building known 404 Wyman Street, Waltham, Massachusetts 02451 (the “Building”), as more particularly described in the Lease and subject to adjustment as provided in the Lease. A legal description of the land upon which the Building is to be constructed (the “Land”) is attached hereto as Exhibit A.

INITIAL TERM:
One hundred twenty three (123) months beginning on the Term Commencement Date under the Lease and ending on the Term Expiration Date. The Commencement Date is expected to occur on or about June 1, 2014. Landlord and Tenant may execute and record an instrument confirming the actual Term Commencement Date and Term Expiration Date once the same have been determined.

EXTENSION:
Tenant has two (2) options to extend the Term of the Lease for five (5) years each, subject to and in accordance with the terms of the Lease. An Affidavit signed by the Landlord and recorded with the Middlesex South Registry of Deeds shall be conclusive in favor of any person acting in reliance thereon, without necessity of further inquiry, as to whether such options have been exercised by Tenant or have lapsed unexercised, or have been waived or terminated.

Property Address: 404 Wyman Street, Waltham, Massachusetts 02451

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EXPANSION:	Tenant has certain expansion rights on Suites 320, 355, and 425 and a right of first offer on space contiguous to the Premises, all as more particularly set forth in the Lease.

This Notice of Lease has been executed to give notice of the Lease, all of the terms, conditions and covenants of which are incorporated herein by reference. This Notice of Lease is not intended to, and shall not, modify or vary any of the provisions of the Lease, and in the event of any inconsistency the terms of the Lease shall govern. Capitalized terms used and not defined herein shall have the meaning ascribed to such terms in the Lease.

F-1-2
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This Notice of Lease is executed as a sealed Massachusetts instrument.
LANDLORD:

404 WYMAN LLC,
a Delaware limited liability company

By:_______________________________
Name:
Title: Manager

TENANT:

INTRALINKS HOLDINGS, INC., a Delaware corporation

By:________________________________
Name:

Title: As its _________________, and not individually and without personal liability

By:________________________________
Name:

Title: As its _________________, and not individually and without personal liability

F-1-1
EAST\66392481.7

COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss.

On this ____ day of ______________, 20__, before me, the undersigned notary public, personally appeared _________________, proved to me by satisfactory evidence of identification, being (check whichever applies): □ driver's license or other state or federal governmental document bearing a photographic image, □ oath or affirmation of a credible witness known to me who knows the above signatory, or □ my own personal knowledge of the identity of the signatory, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as Manager of 404 Wyman LLC.

_________________________________________
                    Notary Public
                    My Commission expires:

COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss.

On this ____ day of _____________, 20__, before me, the undersigned notary public, personally appeared _________________, proved to me by satisfactory evidence of identification, being (check whichever applies): □ driver’s license or other state or federal governmental document bearing a photographic image, □ oath or affirmation of a credible witness known to me who knows the above signatory, or □ my own personal knowledge of the identity of the signatory, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as ________ of Intralinks Holdings, Inc..

_________________________________________
Notary Public
My Commission expires:

F-1-1
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EXHIBIT A
Legal Description

F-1-1
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Exhibit F-2

Notice Of Termination Of Lease Term
Reference is made to a certain Notice of Lease dated as of ________________ between 404 Wyman LLC (“Landlord”) and Intralinks Holdings, Inc. (“Tenant”) recorded with the Middlesex South Registry of Deeds in Book _______, Page ___ (the “Notice of Lease”) with respect to a Lease dated as of ____________ (as amended, the “Lease”) covering certain premises located in Waltham, Massachusetts and more fully described therein.

The Lease terminated on ____________________, 20___.

Property Address: 404 Wyman Street, Waltham, Massachusetts 02451
Now, therefore, for consideration paid, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby confirm and agree that the Notice of Lease is hereby terminated and discharged of record.

LANDLORD:

404 WYMAN LLC,
a Delaware limited liability company

By:_______________________________
Name:
Title: Manager

TENANT:

INTRALINKS HOLDINGS, INC., a Delaware corporation

By:________________________________
Name:
Title: As its _________________, and not individually and without personal liability

By:________________________________
Name:
Title: As its _________________, and not individually and without personal liability

F-2-1
EAST\66392481.7

COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss.

On this ____ day of ______________, 20__, before me, the undersigned notary public, personally appeared _________________, proved to me by satisfactory evidence of identification, being (check whichever applies): □ driver's license or other state or federal governmental document bearing a photographic image, □ oath or affirmation of a credible witness known to me who knows the above signatory, or □ my own personal knowledge of the identity of the signatory, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as Manager of 404 Wyman LLC.

_________________________________________
Notary Public
My Commission expires:

COMMONWEALTH OF MASSACHUSETTS

Middlesex, ss.

On this ____ day of _____________, 20__, before me, the undersigned notary public, personally appeared _________________, proved to me by satisfactory evidence of identification, being (check whichever applies): □ driver’s license or other state or federal governmental document bearing a photographic image, □ oath or affirmation of a credible witness known to me who knows the above signatory, or □ my own personal knowledge of the identity of the signatory, to be the person whose name is signed on the preceding document, and acknowledged to me that he signed it voluntarily for its stated purpose as ________ of Intralinks Holdings, Inc..

_________________________________________
Notary Public
My Commission expires:

F-2-2
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EXHIBIT A

Legal Description

F-2-3
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Exhibit G

Form of Letter of Credit
[Letterhead of Issuing Bank]

Date: _____ __, 20__

RE:    IRREVOCABLE STANDBY LETTER OF CREDIT NO. ____

BENEFICIARY:    ______________________ LLC
c/o 225 Wyman Street
Waltham, Massachusetts 02454

APPLICANT:

Ladies and Gentlemen:

We hereby issue our Irrevocable Standby Letter of Credit in your favor, for the account of ______________, a _______________ (“Tenant”), in the amount of ________________Dollars ($________.00). This amount is available to you on presentation of your sight draft drawn upon us referring to the above Irrevocable Standby Letter of Credit number, date and amount being drawn hereunder, accompanied by:

1.	The signed statement by a person purporting to be your authorized representative reading as follows:

“We are entitled to draw the amount drawn hereunder either (A) pursuant to the terms of the Lease dated as of ___________, as amended, between _____________, as tenant, and _________________, as landlord for certain premises located at ____________ Office Park, ______________, Massachusetts (the “Lease”) or (B) because Tenant has filed for Bankruptcy…………...”

2.	The original of this Letter of Credit and amendment(s), if any.

The Lease mentioned above is for identification purposes only and it is not intended that said Lease be incorporated herein or form a part of this Irrevocable Standby Letter of Credit.

EAST\66392481.7    G-1

Any draft presented for payment must be presented on or before __________, 20__, the date this Irrevocable Standby Letter of Credit expires, subject to extension as set forth below. Partial and multiple drawings are permitted.

It is a condition of this Irrevocable Standby Letter of Credit that it shall be deemed automatically extended and renewed without amendment for successive one-year periods at the end of the stated expiration date and each anniversary thereof unless we notify you, in writing, delivered to you at the address listed above by registered mail or overnight courier, no later than forty-five (45) days prior to the then applicable expiration date, that we will not extend and renew the Irrevocable Standby Letter of Credit for another one-year term.

We hereby certify that this is an unconditional and Irrevocable Standby Letter of Credit and agree that a draft drawn under and in compliance with the terms hereof will be honored upon presentation at our office at __________________, Boston, Massachusetts or _______________, New York City. Presentation of documents and drafts hereunder may be made by facsimile (800-___-____) with originals to follow by overnight courier.

This Irrevocable Standby Letter of Credit is transferable in its entirety but not in part, and may be transferred one or more times. Should you desire to transfer, such transfer will be subject to the return to us of the original of this Irrevocable Standby Letter of Credit and all subsequent amendments together with your written instructions on the enclosed transfer form. Our usual transfer fee of 1/4 of 1 percent with a minimum $200.00 is for the account of Applicant. Payment of such transfer fee shall not be a condition to any transfer.

Except to the extent inconsistent with the express provisions hereof, this Irrevocable Standby Letter of Credit is subject to and governed by the International Standby Practices (ISP), International Chamber of Commerce Publication No. 590 (1998 Revision).

[Name of Bank]

____________________________________
Authorized Signature

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EXHIBIT “A”
SIGHT DRAFT

DATE:	REF. NO.

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF US$

USDOLLARS

DRAWN UNDER ___________________ BANK, IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER NO. DATED

TO:

(BENEFICIARY’S NAME)

Authorized Signature

GUIDELINES TO PREPARE THE DRAFT

1.	DATE: ISSUANCE DATE OF DRAFT.

2.	REF. NO.: BENEFICIARY’S REFERENCE NUMBER, IF ANY.

3.	PAY TO THE ORDER OF: NAME OF BENEFICIARY AS INDICATED IN THE L/C (MAKE SURE BENEFICIARY ENDORSES IT ON THE REVERSE SIDE).

4.	US$: AMOUNT OF DRAWING IN FIGURES.

5.	US DOLLARS: AMOUNT OF DRAWING IN WORDS.

6.	LETTER OF CREDIT NUMBER: BANK’S STANDBY L/C NUMBER THAT PERTAINS TO THE DRAWING.

7.	DATED: ISSUANCE DATE OF THE STANDBY L/C.

8.	BENEFICIARY’S NAME: NAME OF BENEFICIARY AS INDICATED IN THE L/C.

9.	AUTHORIZED SIGNATURE: SIGNED BY AN AUTHORIZED SIGNER OF BENEFICIARY.
IF YOU NEED FURTHER ASSISTANCE IN COMPLETING THIS DRAFT, PLEASE CALL OUR L/C PAYMENT SECTION AND ASK FOR:
_____________________: (____) ______________

EAST\66392481.7    G-3

EXHIBIT “B”
TRANSFER

DATE:

TO:
RE: IRREVOCABLE STANDBY LETTER OF CREDIT
NO. ISSUED BY
BANK,
L/C AMOUNT:

LADIES AND GENTLEMEN:
FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:
(NAME OF TRANSFEREE)
(ADDRESS)
ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.
BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.
THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

EAST\66392481.7    G-4

SINCERELY,

(BENEFICIARY’S NAME)

(SIGNATURE OF BENEFICIARY)

(NAME AND TITLE)

EAST\66392481.7    G-5

Exhibit H

Rules and Regulations
Rules and Regulations

•	Pets and animals, except for service animals, are not allowed in the building at any time.

•	No heater or A/C units either freestanding or permanently installed are allowed without the expressed written consent of the landlord.

•	No banners, signs and/or posters are allowed to be hung in the common areas or exterior portion of building without prior written consent of the landlord.

•	Tenant shall comply with all safety, fire protection and evacuation regulations established by landlord.

•	Landlord reserves the right to change these Rules and Regulations from time to time.

Construction Guidelines

•	Tenant must obtain approval from Park Management prior to initiating any construction within their leased premises in accordance with lease.

•	All work shall conform to Office Park Building Standards, a copy of which is available in the Management Office.

•	Tenant shall submit architectural plans stamped by a registered architect to landlord, subject to landlord's review, prior to commencement of any construction in accordance with lease.

•	All work performed by outside trades require appropriate building permits from the Town of Waltham which must be filed with Park Management prior to commencement.

•	All construction contractors must be approved by landlord prior to execution of any contracts to perform work in a Hobbs Brook Management operated building.

•	All contractors must provide a certificate of insurance to Hobbs Brook Management Office prior to commencement of work.

•
A staff Manager will be assigned to all construction-related projects. In the event tenant has questions or concerns regarding elements of the project, tenant shall contact project manager or his supervisor only. Under no circumstances is contractor to request work directly from Park facility personnel.

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EAST\66392481.7

•
Any work related to project that must be performed by landlord (i.e., sprinkler shut down, relocate heat sensors) and must be requested by tenant in writing as a Service Request and will be charged to tenant.

•	Park Management shall have the authority to stop work in progress if it is determined to be not in conformance with building standards or city building codes.

•
Upon completion of work, Park Management shall have the right to inspect all work. Any work completed which does not conform to building standards or city building codes shall be rejected as non-tenantable and the space shall not be occupied until such time that it meets all requirements.

•	During any renovation or construction project, tenants and their contractors must comply to the “Hot Work” rules and regulations provided by the landlord.

Move In/Out Procedures

•
Tenant must notify landlord five business days in advance of moving with date of move, tenant contact name and phone number of person responsible for coordinating move, name of moving company, contact and phone number. The moving company must provide landlord with a Certificate of Insurance before the move can take place.

•	All moves must take place prior to 8:00 am or after 5:00 p.m. Monday through Friday; or any time during weekend days.

•	Furniture moves must use loading dock areas, unless other arrangements have been made.

•	All common area floor surfaces must be protected with 4 x 8 masonite sheets.

•
All trash generated, as a result of the move shall be the responsibility of the tenant. For tenants moving out, space must be left in broom clean condition in accordance with the lease. However, upon submission of a Service Request, landlord will dispose of all trash at tenant cost.

•	At no time is furniture or equipment to block access of hallways. Under no circumstance is equipment or furniture to be stored in common areas overnight.

•	Any and all damage to the building or grounds as a result of the move will be the responsibility of tenant.

•	Landlord will provide elevator pads.

•	Landlord may require extra security. If needed, this will be an additional charge to tenant.

•	If there are any problems during move, call the Security Control Center at (781) 906-3222 after business hours or the Management Office at (781) 890-2128 during business hours.

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Cleaning and Trash

•	Any questions or concerns regarding nightly cleaning procedures should be communicated to the Management Office immediately.

•	Disposal of furniture, crates or excess trash requires the submission of a Service Request. Tenants will be charged for this service.

•
Cleaning requests not covered under the building cleaning specifications (i.e. shampoo carpets, clean refrigerator, etc.) requires the submission of a Service Request. Tenants will be charged for this service.

•	Requests for a trash hamper(s) and/or a dumpster for the removal of excess bulk trash should be made to the Management Office. This may involve an additional charge.

•	Recycling bins are emptied once a week.

•	Boxes and crates must be labeled "trash" for proper disposal.

Security Process

•	Building Card Access will be issued to all employees as instructed by tenant management.

•	Tenant shall provide the name and auto registration of all employees requiring access to the building during non-business hours.

•	Tenant must submit card access request form for all new employees.

•	A $7.50 replacement fee will be charged for lost or stolen cards.

•
Building Keys will be furnished upon request. We make an effort to minimize the number of keys in circulation throughout the Park. Requests for additional building keys shall be in writing using the request form.

•	All keys must be returned upon vacating the Park.

Energy Management
Lighting
Hobbs Brook Management has the lights in your area on our park-wide energy management system. To activate your lights after hours, Saturdays, Sundays and Holidays, please review the following information.
Regular Hours

•	All lights will be "on" Monday through Friday at 6:30 a.m.

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•	All lights will be "off" Monday through Friday at 7:00 p.m.
If you plan to use the lighting during "off" hours, please call the Management Office at (781) 890-2128 to make arrangements.

Service Requests
Hobbs Brook Management's Service Request system is designed to streamline the process by which tenants request special work or services for their premises. The fully computerized system has enabled us faster turnaround on requests and has allowed us to more efficiently allocate labor where it is most needed.
All requests except those noted below require the completion of a Service Request Form.
Exceptions:

•	Emergency situations do not require a Service Request. Call the Management Office at (781) 890-2128 or (781) 906-3222 after 5:00 p.m. We will take care of the paperwork afterward.

•
Routine items such, as lights out, cooling, and heating do not require a Service Request. Simply call the Management Office at (781) 890-2128 or (781) 906-3222 in such situations. However, after hours HVAC requests will be subject to a fee and will require a Service Request with a minimum advance notice of 24 hours.

The following guidelines are for using Service Requests. Please call the Management Office if you have any questions.

•	To Print a Service Request Form
Be sure to specify if a cost estimate is required prior to proceeding on any request. Complete the form in its entirety, including the date needed and the extent of the work to be completed.
An authorized person must sign the form.
Service Requests can be mailed or faxed to the Hobbs Brook Management Office or picked up by our maintenance personnel.

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INDEX OF CERTAIN DEFINED TERMS

A
Additional Rent	Section 2.6.1
Annual Fixed Rent	Section 1.1
E
Estimated Term Commencement Date	Section 1.1
Extension Term	Section 2.4.1
F
Fair Market Rent	Section 2.4.1
Financing Party	Section 9.2
Force Majeure	Section 4.2
H
Hazardous Substances	Section 5.2
Hours of Operation	Section 4.1
I
Improvement Allowance	Section 1.1
L
Land	Section 1.1
Landlord	Sections 1.1 and 8.5
Landlord Indemnitees	Section 5.5.1
Landlord’s Operating Expenses	Section 2.6.3
Landlord’s Taxes	Section 2.6.4
Landlord’s Address	Section 1.1
Lease Assignment	Section 9.2
Lease Year	Section 1.1
Letter of Credit Security Deposit	Section 8.19
Letter of Credit Terms and Conditions	Section 8.19
P
Permitted Transfer	Section 5.8
Permitted Uses	Section 1.1
persons acting under Tenant	Section 8.20
persons claiming under Tenant	Section 8.20
Premises	Section 1.1
Premises Address	Section 1.1
R
Rentable Floor Area of Building	Section 1.1
Rentable Floor Area of Premises	Section 1.1

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S
Security Deposit	Section 1.1
Subordination Agreement	Article X
Substantial Completion Date	Exhibit B
Substantially Complete	Exhibit B
T
Tenant	Sections 1.1 and 8.5
Tenant Work	Section 5.9
Tenant’s Authorized Representative	Section 1.1
Tenant’s Original Address	Section 1.1
Tenant’s Plan Delivery Date	Section 1.1
Term Commencement Date	Sections 1.1 and 2.4
Term Expiration Date	Section 1.1
Transferees	Section 5.8
Transfers	Section 5.8

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